Exhibit 10.1

Execution Version

TERM LOAN AGREEMENT

dated as of August 14, 2024

among

HELMERICH & PAYNE, INC.,

as the Borrower,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent

and

THE LENDERS PARTY HERETO FROM TIME TO TIME,

as Lenders

$400,000,000

MORGAN STANLEY SENIOR FUNDING, INC. and WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Syndication Agent

and

ARAB BANKING CORPORATION B.S.C, NEW YORK BRANCH, GOLDMAN SACHS BANK USA, HSBC BANK USA, N.A. and SUMITOMO MITSUI BANKING CORPORATION

as Co-Documentation Agents

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

SCHEDULES:
Schedule I	–	Pricing Schedule
Schedule II	–	Commitments
Schedule III	–	Notice Information
Schedule 3.1(g)	–	Material Adverse Change
Schedule 4.7	–	Litigation
Schedule 4.11	–	Subsidiaries
Schedule 4.18	–	Anti-Corruption Laws, Anti-Money Laundering/Anti-Terrorism Laws, and Sanctions

EXHIBITS:
Exhibit A	-	Assignment and Assumption
Exhibit B	-	Compliance Certificate
Exhibit C	-	Guaranty
Exhibit D	-	Notice of Borrowing
Exhibit E	-	Notice of Conversion or Continuance
Exhibit F-1	-	Form of U.S. Tax Compliance Certificate
Exhibit F-2	-	Form of U.S. Tax Compliance Certificate
Exhibit F-3	-	Form of U.S. Tax Compliance Certificate
Exhibit F-4	-	Form of U.S. Tax Compliance Certificate
Exhibit G	-	Form of Note

-iv-

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT dated as of August 14, 2024 (“Agreement”) is among Helmerich & Payne, Inc., a Delaware corporation (the “Borrower”), the Lenders (as defined below) and Morgan Stanley Senior Funding, Inc., as Administrative Agent for the Lenders.

The parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

Section 1.1              Certain Defined Terms. As used in this Agreement, the defined terms set forth in the recitals above shall have the meanings set forth above and the following terms shall have the following meanings:

“Acquisition” means the purchase by the Borrower through one of its wholly owned Subsidiaries, of all of the issued share capital of KCA Deutag pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Sale and Purchase Agreement, dated July 25, 2024, by and among the Borrower, HP Global Holdings Limited, the Majority Sellers (as defined therein), the Management Seller (as defined therein), the Trustee (as defined therein) and KCA Deutag.

“Acquisition Agreement Warranties” has the meaning specified in Section 3.2(f).

“Acquisition Closing Date” means the date on which the Acquisition is consummated.

“Adjusted Base Rate” means, for any day, a fluctuating rate per annum of interest equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.5% or (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.0%; provided, that if the Adjusted Base Rate shall be less than the Floor for a determination, such rate shall be deemed to be the Floor for such determination. Any change in the Adjusted Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

“Adjusted Term SOFR” means, in respect of any Interest Period or calculation of Adjusted Base Rate, the rate per annum equal to (a) Term SOFR for such Interest Period or in respect of the calculation of Adjusted Base Rate, as the case may be plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor for such determination.

“Administrative Agent” means MSSF in its capacity as agent for the Lenders pursuant to Article VIII and any successor agent pursuant to Section 8.6.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning assigned to such term in the preamble.

“Anti-Corruption Laws” means all applicable Legal Requirements of any jurisdiction from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and the UK Bribery Act 2010.

“Anti-Money Laundering/Anti-Terrorism Laws” means all applicable Legal Requirements relating to money laundering or terrorist financing; The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959); the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended); applicable portions, if any, of the Patriot Act; Laundering of Monetary Instruments, 18 U.S.C. Section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. Section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001) issued by the President of the U.S. (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism); and any similar Legal Requirement currently in force or hereafter enacted.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means, at any time, with respect to each Loan, the percentage rate per annum which is applicable at such time with respect to such Loan as set forth in Schedule I.

“Applicable Percentage” means, with respect to any Lender, (i) the ratio (expressed as a percentage) of such Lender’s Commitment at such time to the aggregate Commitments of the Lenders at such time or (ii) if the Commitments have been terminated or expired, the ratio (expressed as a percentage) of such Lender’s Commitment most recently in effect to the aggregate Commitments most recently in effect, in each case, after giving effect to any assignments.

“Applicable Ticking Fee Rate” has the meaning specified in the Pricing Schedule on Schedule I hereto.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another, or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption executed by a Lender and an Eligible Assignee and accepted by the Administrative Agent and in substantially the form set forth in Exhibit A.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.5(g)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate Loan” means a Loan which bears interest based upon the Adjusted Base Rate as provided in Section 2.9(a).

“Base Rate Term SOFR Determination Day” has the meaning assigned thereto in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.5(g)(i).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)              in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)              in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)              a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)              a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)              a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.5(g)(i) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.5(g)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type made by the Lenders pursuant to Section 2.1(a) or Converted by each Lender to a Loan of a different Type pursuant to Section 2.5(b).

“Bridge Commitment Letter” means the Bridge Facility Commitment Letter, dated as of July 25, 2024 between MSSF and the Borrower.

“Bridge Facility” means the 364-day facility contemplated by the Bridge Commitment Letter.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Legal Requirements of, or are in fact closed in, Texas or North Carolina.

“Business Warranties” has the meaning specified in the Acquisition Agreement (as in effect on July 25, 2024).

“Capital Leases” means, for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease or a finance lease on the balance sheet of such Person.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, state and local analogs, and all rules and regulations and requirements thereunder.

“Certain Funds Event of Default” means an Event of Default pursuant to Section 7.1(a)(ii) (solely with respect to the non-payment of fees hereunder or under the Fee Letters), 7.1(c)(i) (solely due to an intentional breach by the Borrower of Section 6.7) or 7.1(f) (solely with respect to the Borrower).

“Certain Funds Representations” means the representations and warranties of the Borrower set forth in Section 4.1 (solely with respect to the Borrower), 4.2(a), (b), (c) and (d) (in the case of clause (d) solely with respect to a contractual restriction contained in any instrument evidencing or governing committed or funded debt for borrowed money of the Borrower in an aggregate principal amount of $100,000,000 or more (but excluding such restrictions contained in Section 6.1 of the Existing Revolving Credit Agreement)), 4.3, 4.12, 4.15 and 4.18.

“Change in Control” means that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right). Notwithstanding the foregoing, a transaction will not be deemed to involve a “Change of Control” if, as a result of such transaction, (a) the Borrower becomes a direct or indirect wholly owned Subsidiary of a holding company and (b) the direct or indirect holders of the Equity Interests entitled to vote for members of the board of directors of equivalent governing body of such holding company immediately following such transaction are substantially the same as the holders of the Equity Interests entitled to vote for members of the board of directors of equivalent governing body of the Borrower immediately prior to such transaction.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, implementation, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority. For purposes of determining whether there has been a Change in Law, all requests, rules, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the first date, on or after the Effective Date, on which the conditions specified in Section 3.2 are satisfied (or waived in accordance with Section 9.2).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereof.

“Commitment” means, for each Lender, the obligation of such Lender to make a Loan on the Closing Date to the Borrower the amount set opposite such Lender’s name on Schedule II as its Commitment, or if such Lender has entered into any Assignment and Assumption, set forth for such Lender as its Commitment in the applicable Register, as such amount may be reduced or increased pursuant to Section 2.1. The aggregate amount of the Commitments on the Effective Date is $400,000,000.

“Commitment Letter” means that certain commitment letter dated as of July 25, 2024, between the Borrower and MSSF.

“Commitment Termination Date” means the first to occur of (a) the consummation of the Acquisition without the use of the proceeds of the Loans, (b) the termination of the Acquisition Agreement prior to the consummation of the Acquisition (and the Borrower here agrees to notify the Administrative Agent promptly of such termination) and (c) the “Long Stop Date” (as defined in the Acquisition Agreement on July 25, 2024, including as such date may be extended to a date that is not more than 15 months following July 25, 2024 pursuant to the terms of such definition (as in effect on July 25, 2024)), plus, if the permitted time of Completion (as defined in the Acquisition Agreement on July 25, 2024) is extended by up to 15 Business Days (as defined in the Acquisition Agreement on July 25, 2024) pursuant to Clause 6.1 or 6.2 of the Acquisition Agreement (as in effect on July 25, 2024) and/or by up to 20 Business Days (as defined in the Acquisition Agreement on July 25, 2024) pursuant to Clauses 6.5 or 6.6 of the Acquisition Agreement (as in effect on July 25, 2024), then, in each case, the Commitment Termination Date as determined pursuant to this clause (c) shall be automatically extended by the same applicable period.

“Communications” shall have the meaning assigned to such term in Section 9.7(b)(i).

“Compliance Certificate” means a compliance certificate executed by a senior financial officer of the Borrower in substantially the same form as Exhibit B.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Adjusted Base Rate,” the definition of “Business Day,” the definition of “U. S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.11 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Debt” means, with respect to any Person, without duplication, any contingent liabilities, obligations or indebtedness (including, for the avoidance of doubt, any guarantee or similar obligations, contingent or otherwise) of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection), including (a) any obligations or similar undertakings to guarantee any Debt of any other Person in any manner, whether direct or indirect, and including any obligation to purchase any such Debt or any Property constituting security therefor, to advance or provide funds or other support for the payment or purchase of any such Debt or to maintain working capital, solvency or other balance sheet condition of such other Person (including keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Debt of such other Person, to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Debt, or otherwise to assure or hold harmless the holder of such Debt against loss in respect thereof, (b) obligations to indemnify other Persons against liability or loss, to the extent not arising in the ordinary course of business, and (c) warranty obligations and other contractually assumed obligations, to the extent not arising in the ordinary course of business.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Sections 412 and 430 of the Code, are treated as a single employer under Section 414(m) or (o) of the Code.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into a Loan of another Type pursuant to Section 2.5(b).

“Credit Documents” means this Agreement, the Notes, any Guaranty, the Fee Letter, and each other agreement, instrument, or document executed at any time in connection with this Agreement.

“Credit Parties” means the Borrower and the Guarantors (if any).

“Debt” means, for any Person, without duplication: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made; (c) all obligations of such Person under conditional sale or other title retention agreements relating to any Properties purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within twelve months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned by such Person, whether or not the obligation secured thereby have been assumed (but if such Debt has not been assumed, limited to the lesser of the amount of such Debt and the fair market value of the property securing such Debt), (g) all Contingent Debt of such Person with respect to Debt of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all net obligations of such Person under Hedging Arrangements, (j) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Equity Interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, repurchase, redemption or other acceleration any time during the period ending one year after the term of the Agreement, (l) the principal portion of all obligations of such Person under Synthetic Leases, and (m) the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt. For the avoidance of doubt, the term “Debt” shall not include liability for taxes.

“Debtor Relief Laws” means (a) the Bankruptcy Code of the United States of America, and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Dollars” and “$” means lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions set forth in Section 3.1 are satisfied (or waived in accordance with Section 9.2)

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S. C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S. C. 7006.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing at the time following the Closing Date any assignment is effected in accordance with Section 9.6, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, however, that (A) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof and (B) none of (x) the Borrower (y) an Affiliate or a Subsidiary of the Borrower or (y) a Defaulting Lender shall qualify as an Eligible Assignee.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. 9601(8) (1988).

“Environmental Claim” means any third-party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

“Environmental Law” means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements, including common law theories, now or hereafter in effect and relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests, (d) any other ownership interest in a Person or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (e) any and all warrants, rights or options to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Erroneous Payment” has the meaning specified in Section 8.12(a).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 8.12(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Event of Default” has the meaning specified in Section 7.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Borrower under Section 2.15(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(g) and (d) any withholding Taxes imposed under FATCA.

“Existing Revolving Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of August 14, 2024, among the Borrower, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, swingline lender and issuing lender thereunder and as a lender, and the other lenders party thereto from time to time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such Sections that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretation thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement, treaty or convention entered into in connection with such Sections of the Code and any fiscal or regulatory legislation, rules or official administrative practices adopted pursuant to any such intergovernmental agreement, treaty or convention.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted median of the rates on overnight Federal funds transactions with members of the Federal Reserve System reported by depository institutions on such day for individual transactions, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent, and (c) in any event, the Federal Funds Rate shall not be less than the Floor.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letters” means that certain fee letter related to the term facility provided hereunder dated as of July 25, 2024, between the Borrower, MSSF and each other fee letter entered into between the Borrower and any Agent in connection with this Agreement.

“Financial Statements” means, for any period, the consolidated financial statements of the Borrower and its consolidated Subsidiaries, including statements of income, retained earnings and cash flow for such period as well as a balance sheet as of the end of such period, all prepared in accordance with GAAP.

“Floor” means a rate of interest equal to 0%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Forward Sale Contract” means a prepaid forward sale agreement in which the Borrower receives an up-front payment in exchange for a commitment to deliver securities in the future, with the number of shares to be delivered varying with the share price at maturity.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Fundamental Business Warranties” has the meaning specified in the Acquisition Agreement (as in effect on July 25, 2024).

“Funded Debt” means all Debt of the Borrower and its consolidated Subsidiaries of the types described in clauses (a), (b), (c), (d), (f), (g), (h), (j), (l) and (m) of the definition of “Debt” (but with respect to (y) Debt described such clauses (f) and (g), only to the extent such Debt relates to the types of Debt described above and excluding any intercompany Debt of the Borrower and its Subsidiaries and (z) Debt described in such clause (j), only to the extent drawn and unreimbursed); provided that the principal amount of any debt securities issued by the Borrower for the purpose of financing the Acquisition shall be excluded from this calculation of the Funded Debt to the extent the proceeds of such debt securities are held by the Borrower or one of its Subsidiaries in an escrow or other segregated account pending application to such purpose (or pending the redemption of such debt securities in the event that the Acquisition is not consummated) until such time as such proceeds are released from such escrow or other account.

“Funded Leverage Ratio” means, as of the end of any fiscal quarter, the ratio (expressed as a percentage) of (a) all Funded Debt, minus the aggregate amount of any Funded Debt incurred as the direct result of Forward Sale Contracts relating to securities held in the Investment Portfolio, as long as such Funded Debt is fully secured by Marketable Securities, to (b) the sum of (i) all Funded Debt plus (ii) the consolidated Net Worth of the Borrower, each as of the last day of such fiscal quarter.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.2.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means any Person that now or hereafter executes a Guaranty or a joinder or supplement to a Guaranty, until such time that such Person is released from its Guaranty in accordance with the terms hereof.

“Guaranty” means a guaranty, if any, in favor of the Administrative Agent for the benefit of the Lender Parties, substantially in the form of Exhibit C made by any Person party thereto as a guarantor from time to time.

“Hazardous Substance” means any substance or material identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

“Hazardous Waste” means any substance or material regulated or designated as such pursuant to any Environmental Law, including without limitation, pollutants, contaminants, flammable substances and materials, explosives, radioactive materials, oil, petroleum and petroleum products, chemical liquids and solids, polychlorinated biphenyls, asbestos, toxic substances, and similar substances and materials.

“Hedging Arrangement” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices.

“Illegality Notice” shall have the meaning assigned to such term in Section 2.10(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 9.1(b).

“Information” shall have the meaning assigned to such term in Section 9.8.

“Interest Expense” means, for any period and with respect to any Person, total interest expense (net of interest income) whether paid or accrued, including, without limitation, all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, fees owed with respect to the Obligations, the interest component under Capital Leases and net costs under Hedging Arrangements, all as determined in conformity with GAAP.

“Interest Period” means, as to any SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Continuation or Conversion; provided that:

(a)              the Interest Period shall commence on the date of advance of or conversion to any SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b)              if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c)              any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period;

(d)              no Interest Period shall extend beyond the latest Maturity Date; and

(e)              no tenor that has been removed from this definition pursuant to Section 2.5(g) shall be available for specification in any Notice of Borrowing or Notice of Continuation or Conversion.

“Investment Portfolio” means the Marketable Securities and cash or cash equivalents maintained by the Borrower or any of its Subsidiaries, each which complies with the terms of the Borrower’s investment policy.

“IRS” means the United States Internal Revenue Service.

“KCA Deutag” means KCA Deutag International Limited, a private company limited by shares incorporated under the laws of Jersey.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, treaty, code, administrative or judicial precedents or authorities, regulation (or official interpretation of any of the foregoing) of, and the terms of any license, authorization or permit issued by, and any agreement with, any Governmental Authority, including, but not limited to, Regulations T, U and X.

“Lender Parties” means Lenders and the Agent.

“Lenders” means the Persons listed on Schedule II and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

“Loan” means an advance by a Lender to the Borrower as a part of a Borrowing pursuant to Section 2.1(a) and refers to either a Base Rate Loan or a SOFR Loan.

“Majority Lenders” means, at any time, (a) if there are at least two Lenders that are not Defaulting Lenders, at least two Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders and (b) if there is one Lender that is not a Defaulting Lender, that Lender. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Marketable Securities” means readily marketable publicly-traded securities, including any stock or other equity security publicly-traded on the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotation System (NASDAQ) and, if approved by the Administrative Agent, any other stock traded on a recognized over-the-counter market.

“Material Adverse Change” means a material adverse change (a) in the financial condition, results of operations, business, assets or liabilities of the Borrower and its Subsidiaries, taken as a whole; (b) on the validity or enforceability of this Agreement or any of the other Credit Document or the rights, benefits or remedies of the Administrative Agent or the Lenders under any Credit Document; or (c) on the Borrower’s or any other Credit Party’s ability to perform its obligations under this Agreement, any Note, any Guaranty or any other Credit Document.

“Maturity Date” means (a) the second anniversary of the Closing Date or (b) the earlier termination in whole of the Loans pursuant to Section 2.1(b) or Article VII.

“Maximum Rate” means the maximum nonusurious interest rate under applicable Legal Requirement.

“Modification” shall have the meaning assigned to such term in Section 3.2(a).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

“MSSF” means Morgan Stanley Senior Funding, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

“Net Income” means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP.

“Net Worth” means as of the date of its determination, consolidated shareholders’ equity of the Borrower and its consolidated Subsidiaries, as determined in accordance with GAAP.

“Non-Consenting Lender” mean any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.2 and (b) has been approved by the Majority Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note of the Borrower payable to a Lender in the amount of such Lender’s Commitment or Loan, substantially in the form set forth on Exhibit G.

“Notice” shall have the meaning assigned to such term in Section 9.7(b)(ii).

“Notice of Borrowing” means a notice of borrowing signed by the Borrower in substantially the same form as Exhibit D or such other form as shall be reasonably approved by the Administrative Agent.

“Notice of Continuation or Conversion” means a notice of continuation or conversion signed by the Borrower in substantially the same form as Exhibit E or such other form as shall be reasonably approved by the Administrative Agent.

“Obligations” means all principal, interest, fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any Credit Party to any Lender or Administrative Agent under this Agreement and the Credit Documents, including all interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and any increases, extensions, and rearrangements of any of the foregoing obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“option right” has the meaning assigned thereto in the definition of “Change in Control”.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15).

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“parent” has the meaning assigned thereto in the definition of “Subsidiary”.

“Participant” has the meaning assigned to such term in Section 9.6(c).

“Participant Register” shall have the meaning assigned to such term in Section 9.6(c).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Recipient” has the meaning specified in Section 8.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Periodic Term SOFR Determination Day” has the meaning assigned thereto in the definition of “Term SOFR”.

“Permitted Lien” means any Lien permitted under Section 6.2.

“Person” means any natural person, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, unlimited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or Governmental Authority, or any trustee, receiver, custodian, or similar official.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Platform” shall have the meaning assigned to such term in Section 9.7(b)(i).

“Pre-Funded Account” means an account which is non-interest bearing established in the name of the Administrative Agent or an Affiliate of the Administrative Agent for the purposes of Section 2.5(i).

“Pre-Funding Date” has the meaning specified in Section 2.5(i).

“Prime Rate” means the prime commercial lending rate of the Administrative Agent, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks). Each change in the Prime Rate will be effective on the day the change is announced within MSSF.

“Priority Debt” means, without duplication, (a) Debt of Subsidiaries that are not Guarantors and (b) Debt secured by Liens addressed in Section 6.2(l).

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Rating” shall have the meaning assigned to such term in Schedule I.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Register” has the meaning set forth in Section 9.6(b).

“Regulations T, U, and X” means Regulations T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” shall have the meaning assigned to such term in Section 8.6(b).

“Replacement Rate” means Term SOFR or any Benchmark Replacement, as applicable.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).

“Representatives” shall have the meaning assigned to such term in Section 9.8.

“Resignation Effective Date” shall have the meaning assigned to such term in Section 8.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president, treasurer, assistant treasurer or controller of a Credit Party.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided that the term “Restricted Payment” shall not include (i) any dividend or distribution payable solely in Equity Interests of such Person, or warrants, options or other rights to purchase such Equity Interests and (ii) any interest payment on subordinated debt payable solely in additional principal amount of such subordinated debt.

“Return Date” has the meaning specified in Section 2.5(i).

“Same Day Funds” means immediately available funds.

“Sanctioned Country” means, at any time, a country or territory which is itself, or a country or territory whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or, to the extent such listing does not contradict applicable legislation of the United States of America or the United Kingdom, other relevant sanctions authorities, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned or controlled (as such terms are defined in the applicable Sanctions) by any such Person or Persons described in clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union, His Majesty’s Treasury, or, to the extent such sanctions do not contradict applicable legislation of the United States of America or the United Kingdom, other relevant sanctions authorities.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor thereof which is a nationally recognized statistical rating organization.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Senior Secured Notes” means the 9.875% Senior Secured Notes due December 1, 2025 issued by KCA Deutag in a principal amount of $500,000,000.

“Senior Unsecured Notes” means any senior, unsecured notes, debt securities or other debt instruments issued by the Borrower or any of its Subsidiaries.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest based upon Adjusted Term SOFR as provided in Section 2.9(b).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any Person, a majority of whose outstanding Voting Securities (other than directors’ qualifying shares) shall at any time be owned by such parent or one or more Subsidiaries of such parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for Tax purposes but is classified as an operating lease under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a)              for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)              for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day.

“Term SOFR Adjustment” means, for any calculation with respect to a Base Rate Loan or a SOFR Loan, a percentage per annum equal to 0.10%.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Event” means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC pursuant to which the Plan has received notice from the PBGC pursuant to Section 4042 of ERISA, or (e) any other event or condition which is reasonably expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan. Notwithstanding the foregoing, a standard termination of a Plan under Section 4041(b) of ERISA shall not constitute a Termination Event.

“Ticking Fee” has the meaning set forth in Section 2.8(a).

“Ticking Fee Accrual Period” has the meaning set forth in Section 2.8(a).

“Total Credit Exposure” means, at any time for each Lender, the sum of (a) the unfunded Commitment held by such Lender at such time; plus (b) the aggregate unpaid principal amount of the Loans owing to such Lender at such time.

“Type” has the meaning set forth in Section 1.3.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Loans” shall have the meaning assigned to such term in Section 2.13(a).

“United States” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.5(a), 2.5(b) and 2.6(a), in each case, such day is also a Business Day.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.14(g)(ii)(B).

“Voting Securities” means (a) with respect to any corporation, capital stock of such corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Warranties” has the meaning specified in the Acquisition Agreement.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2              Accounting Terms; Changes in GAAP.

(a)              Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis; provided that notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any change to GAAP occurring after the date hereof as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease or a finance lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on the date hereof. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent Financial Statements delivered pursuant to Section 5.2.

(b)              Unless otherwise indicated, all Financial Statements of the Borrower, all calculations for compliance with covenants in this Agreement and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP.

Section 1.3              Types of Loans. Loans are distinguished by “Type”. The “Type” of a Loan refers to the determination whether such Loan is a SOFR Loan or a Base Rate Loan.

Section 1.4              Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)              The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)              In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)              Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(d)              For all purposes under this Agreement and the other Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s Legal Requirements): (i) if any asset, Property, right, obligation, or liability of any Person becomes the asset, Property, right, obligation, or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.5              Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.5(g), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.6              Effectuation of Transactions. All references herein to the Borrower and the Subsidiaries on the Closing Date shall be deemed to be references to such Persons, and all the representations and warranties of the Borrower contained in this Agreement on the Closing Date shall be deemed made, in each case, immediately after giving effect to the Transactions to occur on the Closing Date, unless the context otherwise requires.

ARTICLE II.
CREDIT FACILITIES

Section 2.1              Commitments.

(a)              Commitment. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Loan to the Borrower in Dollars in a single drawing on the Closing Date in a principal amount not exceeding its Commitment. Amounts borrowed and subsequently repaid or prepaid in respect of the Loans may not be reborrowed.

(b)              Reduction of Commitments.

(i)              Optional. The Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Commitments; provided that each partial reduction shall be in the aggregate amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof. Any reduction or termination of the Commitments pursuant to this Section shall be permanent, with no obligation of the Lenders to reinstate such Commitments, and the Ticking Fees shall thereafter be computed on the basis of the Commitments, as so reduced; provided, further, that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity or an acquisition or disposition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(ii)              Mandatory. Unless previously terminated, the Commitment of each Lender shall immediately terminate upon the earlier of (i) the making by such Lender of its Loan hereunder and (ii) the Commitment Termination Date.

(iii)              Defaulting Lender. At any time when a Lender is then a Defaulting Lender, the Borrower, at the Borrower’s election, may elect to terminate such Defaulting Lender’s Commitment hereunder; provided that (A) such termination must be of the Defaulting Lender’s entire Commitment, (B) the Borrower shall pay all amounts owed by the Borrower to such Defaulting Lender in such Lender’s capacity as a Lender under this Agreement and under the other Credit Documents (including principal of and interest on the Loans owed to such Defaulting Lender and accrued Ticking Fees (subject to Section 2.16)) (C) a Defaulting Lender’s Commitment may be terminated by the Borrower under this Section 2.1(b)(iii) if and only if at such time, the Borrower has elected, or is then electing, to terminate the Commitments of all then existing Defaulting Lenders, and (D) such termination shall not be permitted if a Default has occurred and is continuing. Upon written notice to the Defaulting Lender and Administrative Agent of the Borrower’s election to terminate a Defaulting Lender’s Commitment pursuant to this clause (iii) and the payment and deposit of amounts required to be made by the Borrower under clause (B) above, (1) such Defaulting Lender shall cease to be a Lender hereunder for all purposes except that such Lender’s rights and obligations as a Lender under Sections 2.12, 2.14, 8.9 and 9.1 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a Lender hereunder, (2) such Defaulting Lender’s Commitment shall be deemed terminated, and (3) such Defaulting Lender shall be relieved of its obligations hereunder as a Lender except as to its obligations under Section 8.9 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a Lender hereunder, provided that, any such termination will not be deemed to be a waiver or release of any claim by Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

Section 2.2              Evidence of Indebtedness. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender or by the Administrative Agent. The accounts or records maintained by the Administrative Agent and the Lenders shall be conclusive absent manifest error of the amount of the Loans made by such Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note which shall evidence such Lender’s Loan or to the Borrower in addition to such accounts or records. Each Lender may attach schedules to such Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

Section 2.3              [Reserved]

Section 2.4              [Reserved]

Section 2.5              Borrowings; Procedures and Limitations; Pre-Funding.

(a)              Notice of Borrowings. Each Borrowing (other than a Conversion) shall be made pursuant to a Notice of Borrowing and given by the Borrower to the Administrative Agent not later than 12:00 p.m. (New York City time) on the third Business Day before either the date of the proposed Borrowing or (if applicable) the proposed Pre-Funding Date in the case of a SOFR Loan, and by the Borrower to the Administrative Agent not later than 12:00 p.m. (New York City time) on the Business Day before either the date of the proposed Borrowing or (if applicable) the proposed Pre-Funding Date in the case of a Base Rate Loan. The Administrative Agent shall give each applicable Lender prompt notice on the day of receipt by electronic mail of a timely Notice of Borrowing of such proposed Borrowing. Each Notice of Borrowing shall be by electronic mail specifying the (i) requested date of such Borrowing (which shall be a Business Day), (ii) requested Type of Loans comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) if such Borrowing is to be comprised of SOFR Loans, the Interest Period for such Loans. In the case of a proposed Borrowing comprised of SOFR Loans, the Administrative Agent shall promptly notify each applicable Lender of the applicable interest rate under Section 2.9, as applicable. Each Lender shall (subject to Section 2.5(i)) before 10:00 a.m. (New York City time) on the date of the proposed Borrowing, make available for the account of its Lending Office to the Administrative Agent at its address referred to in Section 9.7, or such other location as the Administrative Agent may specify by notice to the Lenders, in Same Day Funds, such Lender’s Applicable Percentage of such Borrowing. Promptly upon the Administrative Agent’s receipt of such funds provided that the applicable conditions set forth in Article III have been satisfied, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent.

(b)              Conversions and Continuations. In order to elect to Convert or continue Loans comprising part of the same Borrowing under this Section, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent’s office no later than (x) 10:00 a.m. (New York City time) on the date of the proposed Conversion date in the case of a Conversion of such Loans to Base Rate Loans, and (ii) 12:00 p.m. (New York City time) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, SOFR Loans. Each such Notice of Conversion or Continuation shall be in writing or facsimile, specifying (A) the requested Conversion or continuation date (which shall be a Business Day), (B) the Borrowing amount and Type of the Loans to be Converted or continued, (C) whether a Conversion or continuation is requested, and if a Conversion, into what Type of Loans, and (D) in the case of a Conversion to, or a continuation of, SOFR Loans, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Administrative Agent shall provide each applicable Lender with a copy thereof and, in the case of a Conversion to or a continuation of SOFR Loans, shall notify each applicable Lender of the applicable interest rate under Section 2.9, as applicable. For purposes other than the conditions set forth in Section 3.2, the portion of Loans comprising part of the same Borrowing that are Converted to Loans of another Type shall constitute a new Borrowing.

(c)              Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

(i)            Each Borrowing shall (A) be in an aggregate amount not less than $3,000,000 and in integral multiples of $1,000,000 in excess thereof in case of SOFR Loans and in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof in case of Base Rate Loans, (B) consist of Loans of the same Type made, Converted or continued on the same day by the Lenders according to their Applicable Percentage, and (C) denominated only in Dollars.

(ii)           At no time shall there be more than twelve Interest Periods applicable to outstanding SOFR Loans.

(iii)          The Borrower may not select SOFR Loans for any Borrowing to be made, Converted or continued if a Default or Event of Default has occurred and is continuing.

(iv)          If any Lender shall, at least one Business Day prior to the requested date of any Borrowing comprised of SOFR Loans, notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make SOFR Loans or to fund or maintain SOFR Loans, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or take deposits of, Dollars in the applicable interbank market, then (1) such Lender’s Applicable Percentage of the amount of such Borrowing shall be made as a Base Rate Loan of such Lender, (2) such Base Rate Loan shall be considered part of the same Borrowing and interest on such Base Rate Loan shall be due and payable at the same time that interest on the SOFR Loan comprising the remainder of such Borrowing shall be due and payable, and (3) any obligation of such Lender to make, continue, or Convert to, SOFR Loans, including in connection with such requested Borrowing, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist or a Benchmark Replacement has been implemented pursuant to Section 2.5(g)(i)(A).

(v)           [Reserved.]

(vi)          [Reserved.]

(vii)         If the Borrower shall fail to select the duration or continuation of any Interest Period for any SOFR Loan in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1 and paragraph (a) or (b) above, the Administrative Agent will forthwith so notify the Borrower and the applicable Lenders and such affected Loans will be made available to the Borrower on the date of such Borrowing as Base Rate Loans or, if such affected Loans are existing Loans, will be Converted into Base Rate Loans at the end of the Interest Period then in effect.

(d)              Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower.

(e)              Lender Obligations Several. The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Loan on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(f)              Funding by Lenders; Administrative Agent’s Reliance. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of SOFR Loans, or prior to 10:00 a.m. (New York City time) on the date of any Borrowing of Base Rate Loans, that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available in accordance with and at the time required in Section 2.5 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the requested Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (f) shall be conclusive, absent manifest error.

(g)              Benchmark Replacement Setting.

(i)              Benchmark Replacement.

(A)              Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 4:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.5(g)(i)(A) will occur prior to the applicable Benchmark Transition Start Date.

(ii)             Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time (in consultation with the Borrower) and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(iii)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.5(g)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.5(g), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.5(g).

(iv)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(h)              Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Adjusted Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Adjusted Base Rate.

(i)              Pre-Funding. The Borrower may request in the applicable Notice of Borrowing, which shall be delivered in accordance with Section 2.5(a), that the Lenders fund their pro rata share of the applicable Borrowing one Business Day in advance of the anticipated Closing Date (which anticipated Closing Date shall have been reasonably determined by the Borrower upon delivering such Notice of Borrowing) (such requested date of funding, the “Pre-Funding Date”), in which case, each Lender shall make available to the Administrative Agent its pro rata share of the applicable Borrowing in same day funds not later than 1:00 P.M. (New York City time) on the Pre-Funding Date in accordance with Section 2.5(a), as if such Pre-Funding Date was the applicable date of Borrowing; provided that all conditions set forth in Section 3.2 (other than Sections 3.2(a), (e) and (f)) shall be satisfied on such Pre-Funding Date (provided that the certificate referred to in clause (c)(i) thereof may be delivered in escrow to the Administrative Agent or its counsel pending release from escrow on the Closing Date). The parties hereby agree that (i) the Loans so funded shall accrue interest as contemplated by Section 2.9 from the Pre-Funding Date and be due and payable to the Lenders on the dates set forth in and otherwise in accordance with Section 2.9 (except to the extent provided in clause (y) of the immediately succeeding sentence), as if such Borrowings were funded to the Borrower on the Pre-Funding Date, (ii) all fees that would have been payable to the Lenders (or their applicable Affiliates) on the Closing Date pursuant to Section 3.2(d) shall be due and payable on the Pre-Funding Date and (iii) the proceeds of the Loans shall be deposited and held by the Administrative Agent in the Pre-Funded Account until they are released to the Borrower when the Closing Date occurs in accordance with Section 3.2, or as otherwise provided in the following sentence. If the Closing Date does not occur on or before the earlier of the second Business Day after the Pre-Funding Date and the Commitment Termination Date, then on the Business Day immediately following such earlier date (such date, the “Return Date”), (x) the Loans shall be repaid immediately, (y) the Borrower shall pay all interest accrued thereon from the Pre-Funding Date to the Return Date (together with any such amounts owed under Section 2.11, calculated as if the return of such funds was a prepayment of Loans in an equal principal amount on the Return Date) and (z) if the Commitment Termination Date has not occurred, the Commitments shall, on the Return Date upon such payments being made pursuant to clauses (x) and (y), be restored to the amount they would have been at but for the funding of the Loans on the Pre-Funding Date. The Borrower shall be liable for all accrued and unpaid interest, fees and other expenses as provided for herein, including any fees and expenses of the Administrative Agent in connection with the establishment and maintenance of the Pre-Funded Account.

Section 2.6              Prepayments. The Borrower shall not have any right to prepay any principal amount of any Loan except as provided in this Section 2.6. Each payment of any Loan pursuant to this Section 2.6 shall be made in a manner such that all Loans comprising part of the same Borrowing are paid in whole or ratably in part other than Loans owing to a Defaulting Lender as provided in Section 2.16.

(a)              Optional. The Borrower may elect to prepay any Borrowing, in whole or in part, without penalty or premium except as set forth in Section 2.11 and after giving by 10:00 a.m. (New York City time) (i) in the case of SOFR Loans, at least three Business Days’ or (ii) in case of Base Rate Loans, on the same Business Day’s, prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment; provided, that any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity or an acquisition or disposition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. If any such notice is given, the Borrower shall prepay Loans comprising part of the same Borrowing in whole or ratably (giving effect to Section 2.16, if applicable) in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date; provided that (A) each optional partial prepayment of SOFR Loans shall be in a minimum amount not less than $3,000,000 and in multiple integrals of $1,000,000 in excess thereof and (B) each optional prepayment of Base Rate Loans shall be in a minimum amount not less than $500,000 and in multiple integrals of $100,000 in excess thereof.

(b)              [reserved].

(c)              Interest; Costs. Each prepayment pursuant to this Section 2.6 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date.

Section 2.7              Repayment. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of and ratable benefit of each Lender the aggregate outstanding principal amount of all Loans on the Maturity Date.

Section 2.8              Fees.

(a)              Ticking Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a ticking fee (the “Ticking Fee”) calculated for each day at the Applicable Ticking Fee Rate for such day, on the amount of the Commitment of such Lender on such day, which shall accrue during the period from (a) October 23, 2024 to but excluding (b) the earlier of (i) the Closing Date and (ii) the date on which the Commitment of such Lender terminates (such period, the “Ticking Fee Accrual Period”); provided that no Ticking Fee shall accrue with respect to any day on which interest accrues pursuant to Section 2.5(i). Accrued Ticking Fees shall be payable in arrears on the last day of the Ticking Fee Accrual Period.

(b)              Other Fees. The Borrower agrees to pay the fees to the applicable recipients as set forth in each Fee Letter.

Section 2.9              Interest.

(a)              Base Rate Loans. Each Base Rate Loan shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Loans for such period, provided that while an Event of Default pursuant to Section 7.1(a) or (f) is continuing the Base Rate Loans shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin plus 2%. The Borrower shall pay to Administrative Agent for the ratable benefit of each Lender all accrued but unpaid interest on such Lender’s Base Rate Loans on each March 31, June 30, September 30, and December 31 commencing on the first such date occurs immediately after the Closing Date, and on each Maturity Date; provided that if an Event of Default is continuing, (i) all such interest (other than the additional 2% which is addressed in the following clause (ii)) shall be due and payable on demand or, if no express demand is made, shall be due and payable on the otherwise required interest payment dates hereunder, and (ii) the interest portion accruing at the additional 2% shall be payable on demand.

(b)              SOFR Loans. Each SOFR Loan shall bear interest during its Interest Period equal to at all times the Adjusted Term SOFR for such Interest Period plus the Applicable Margin for SOFR Loans for such period; provided that while an Event of Default pursuant to Section 7.1(a) or (f) is continuing, each SOFR Loan shall bear interest at the Adjusted Term SOFR in effect from time to time plus the Applicable Margin plus 2%. The Borrower shall pay to the Administrative Agent for the ratable benefit of each Lender all accrued but unpaid interest on each of such Lender’s SOFR Loans on the last day of the Interest Period therefor (provided that for SOFR Loans with six month Interest Periods, accrued but unpaid interest shall also be due on the day three months from the first day of such Interest Period), on the date any SOFR Loan is repaid in full, and on each Maturity Date; provided that if an Event of Default is continuing, (i) all such interest (other than the additional 2% which is addressed in the following clause (ii)) shall be due and payable on demand or, if no express demand is made, shall be due and payable on the otherwise required interest payment dates hereunder, and (ii) the interest portion accruing at the additional 2% shall be payable on demand.

(c)              [reserved].

(d)              Other Amounts Overdue. If any amount payable under this Agreement, other than the Loans, is not paid when due and payable, including accrued interest and fees, then such overdue amount shall accrue interest hereon due and payable on demand at a rate per annum equal to the lesser of (i) the Adjusted Base Rate plus 2% and (ii) the Maximum Rate, from the date such amount became due until the date such amount is paid in full.

(e)              Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time (in consultation with the Borrower) and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.10              Changed Circumstances.

(a)              Circumstances Affecting Benchmark Availability. Subject to Section 2.5(g), in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Adjusted Term SOFR for the applicable Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period or (ii) the Majority Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Adjusted Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period and, in the case of clause (ii), the Majority Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loan or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loan (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.11.

(b)              Laws Affecting SOFR Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any SOFR Loan, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to a SOFR Loan or continue any Loan as a SOFR Loan, shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Adjusted Base Rate without reference to clause (c) of the definition of “Adjusted Base Rate”. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate Loans without reference to clause (c) of the definition of “Adjusted Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.11.

Section 2.11              Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss, out-of-pocket cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable but excluding any loss of anticipated profits) which may arise, be attributable to or result due to or as a consequence of (a) any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a SOFR Loan, (b) any failure of the Borrower to borrow or continue a SOFR Loan or convert to a SOFR Loan on a date specified therefor in a Notice of Borrowing or Notice of Continuation or Conversion, (c) any failure of the Borrower to prepay any SOFR Loan on a date specified therefor in any notice of prepayment (regardless of whether any such notice of prepayment may be revoked under Section 2.6 and is revoked in accordance therewith), (d) any payment, prepayment or conversion of any SOFR Loan on a date other than the last day of the Interest Period therefor (including as a result of an Event of Default) or (e) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.15(b). A certificate of such Lender setting forth the basis for such Lender’s good-faith determination of such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. All of the obligations of the Credit Parties under this Section 2.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.12            Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender;

(ii)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, loan principal, Commitments or other Obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, Converting to, continuing or maintaining any Loan or of maintaining its obligation to make or accept and purchase any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender, or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such other Recipient, the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(d)              Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(e)              Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(f)              Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Recipient notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Recipient’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.13              Payments and Computations.

(a)              Payments. All payments to be made by the Borrower shall be made in immediately available funds without condition or deduction for any counterclaim, defense, recoupment or setoff; provided that the Borrower may setoff amounts owing to any Lender that is at such time a Defaulting Lender against Loans that such Defaulting Lender failed to fund to the Borrower under this Agreement (the “Unfunded Loans”) so long as (i) the Borrower shall have delivered prior written notice of such setoff to the Administrative Agent and such Defaulting Lender, (ii) the Loans made by the Non-Defaulting Lenders as part of the original Borrowing to which the Unfunded Loans applied shall still be outstanding, (iii) if such Defaulting Lender failed to fund Loans under more than one Borrowing, such setoff shall be applied in a manner satisfactory to the Administrative Agent, and (iv) upon the application of such setoff, the Unfunded Loans shall be deemed to have been made by such Defaulting Lender on the effective date of such setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed in Dollars and in Same Day Funds. Subject to Section 2.5(c), each payment of any Loan pursuant to this Section or any other provision of this Agreement shall be made in a manner such that all Loans comprising part of the same Borrowing are paid in whole or ratably in part.

(b)              Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)              Payment Procedures. Subject to Section 2.14, the Borrower shall make each payment of any amount under this Agreement and under any other Credit Document not later than 11:00 a.m. (New York City time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s address (or such other location as the Administrative Agent shall designate in writing to the Borrower) in Same Day Funds. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. Subject to Section 2.14, the Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to any specific Lender Party pursuant to Sections 2.10, 2.11, 2.12, 2.14, and 9.1 but after taking into account payments effected pursuant to Section 2.13(f)) in accordance with each Lender’s Applicable Percentage to the Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of other amounts due solely to the Administrative Agent or a specific Lender, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(d)              Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of SOFR Loans to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(e)              Computations. All computations of interest and fees shall be made by the Administrative Agent on the basis of a year of 365 (or, in a leap year, 366) days for Base Rate Loans for which interest is calculated based on the Prime Rate and a year of 360 days for all other interest and fees, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.

(f)              Sharing of Payments, Etc. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff, counterclaim or otherwise against the Borrower or any other Credit Party, obtain payment (voluntary or involuntary) in respect of any Loan held by it, as a result of which the unpaid portion of its Loans shall be proportionately less than the unpaid portion of the Loans held by any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans held by it of such other Lender, so that the aggregate unpaid amount of the Loans held by each Lender shall be in the same proportion to the aggregate unpaid amount of all Loans then outstanding as the amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the amount of all Loans, outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.13 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Legal Requirement, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.14              Taxes.

(a)              Defined Terms. For purposes of this Section 2.14, the term “Legal Requirement” includes FATCA.

(b)              Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Legal Requirement. If any applicable Legal Requirement (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirement and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)              Payment of Other Taxes by Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirement, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)              Indemnification by Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority but excluding to the extent resulting from the gross negligence or willful misconduct of the Recipient as determined by a court of competent jurisdiction by final and nonappealable judgment; provided that, for the avoidance of doubt, no indemnification payment shall be due under this Section 2.14(d) to the extent such payment is duplicative of any payment made by a Credit Party under Section 2.14(b) or (c) or by a Guarantor (in lieu of the Borrower) under any Guaranty. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)              Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.6(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority but except as a result of the gross negligence or willful misconduct of the Recipient as determined by a court of competent jurisdiction by final and nonappealable judgment. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)              Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.14, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)              Status of Lenders.

(i)              Any Lender (including, solely for purposes of this Section 2.14(g), the Administrative Agent) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Legal Requirement or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing,

(A)              any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed, valid and executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable: (i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, properly completed, valid and, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, properly completed, valid and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (ii) properly completed, valid and executed copies of IRS Form W-8ECI (or any successor form); (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) properly completed, valid and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form), as applicable; or (iv) to the extent a Foreign Lender is not the beneficial owner, properly completed, valid and executed copies of IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form), as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed, valid and executed copies of any other form prescribed by applicable Legal Requirement as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Legal Requirement to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)              if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Legal Requirement and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Legal Requirement (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)              Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund (including, for purposes of this paragraph, a credit in lieu of a cash refund) of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)              Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.15              Mitigation Obligations; Replacement of Lenders.

(a)              Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)              Replacement Lender. If any Lender (x) requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (y) is a Defaulting Lender, or (z) is a Non-Consenting Lender or non-extending Lender, then the Borrower may, at its sole expense and effort (and in the case of a Defaulting Lender, the Administrative Agent may) upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.14) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)             the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.6;

(ii)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.11) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)           in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)           such assignment does not conflict with any applicable Legal Requirement;

(v)            in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and

(vi)          in the case of any assignment resulting from a Lender becoming a non-extending Lender, the applicable assignee’s Maturity Date shall be the latest Maturity Date in effect after giving effect to such applicable extension.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. To the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Assumption required hereunder if such Lender is replaced pursuant to this Section 2.15(b) and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same. In lieu of the Borrower or the Administrative Agent replacing a Defaulting Lender as provided in this Section 2.15, the Borrower may terminate such Defaulting Lender’s applicable Commitment as provided in Section 2.1(b)(ii).

Section 2.16              Defaulting Lender.

(a)              Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Legal Requirement:

(i)              Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders.

(ii)              Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 7.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any loan hereunder in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment by or on behalf of Borrower of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 3.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees. No Defaulting Lender shall be entitled to receive any Ticking Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)              Defaulting Lender Cure. If the Borrower, the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.
CONDITIONS PRECEDENT

Section 3.1              Conditions to Effective Date. This Agreement and the Commitments shall become effective on the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.2); provided that the obligations of the Lenders to make Loans are further subject to the satisfaction (or waiver in accordance with Section 9.2) of the conditions precedent set forth in Section 3.2:

(a)              Credit Documents. The Administrative Agent shall have received the following, duly executed by all the parties thereto:

  (i)              this Agreement executed by each party hereto and all Exhibits and Schedules hereto; and

  (ii)              a Note executed by the Borrower for each Lender requesting the same.

(b)              Certificates and Legal Opinions. The Administrative Agent shall have received in the form and substance reasonably satisfactory to it:

  (i)              a customary secretary’s certificate for the Borrower with respect to the Borrower’s (A) officer’s incumbency, (B) authorizing resolutions and (C) organizational documents and good standings in the state, province or territory in which it is organized, and

  (ii)              a legal opinion of Kirkland & Ellis LLP, covering customary matters.

(c)              Patriot Act and Beneficial Ownership. The Administrative Agent and each Lender shall have received at least three (3) Business Days prior to the Effective Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, to the extent requested by any applicable Lender at least ten (10) Business Days prior to the Effective Date.

(d)              Payment of Fees. The Borrower shall have paid, on or prior to the Effective Date, all fees, expenses and other amounts payable by it on or prior to the Effective Date under this Agreement and the Fee Letters (in the case of expenses and other amounts, to the extent invoiced at least two (2) Business Days prior to the Effective Date).

Section 3.2              Conditions to Closing Date. The obligation of each Lender to make any Loan hereunder is subject solely to the occurrence of the Effective Date and the satisfaction (subject to the provision for the Pre-Funding Date set forth in Section 2.5(i) or waiver accordance with Section 9.2) of the following conditions not later than the Commitment Termination Date:

(a)              The Acquisition shall have been consummated, or will be consummated substantially concurrently with the funding of the Loans on the Closing Date, in all material respects in accordance with the Acquisition Agreement. The Acquisition Agreement shall not have been amended, supplemented or modified in any respect, or any provision or condition therein waived, or any consent granted thereunder (directly or indirectly), by the Borrower or any of its Subsidiaries, if such amendment, supplement, modification, waiver or consent (each, a “Modification”) would be materially adverse to the interests of the Lenders (in their capacities as such) without the Administrative Agent’s and Wells Fargo Securities, LLC’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), it being understood and agreed that (A) (i) any Modification that results in a cumulative increase in the consideration payable under the Acquisition Agreement in excess of an amount equal to 10% of the unadjusted purchase price under the Acquisition Agreement as in effect on July 25, 2024 shall, unless such increase is in the form of common equity of the Borrower, be materially adverse to the interests of the Lenders and (ii) any Modification that results in a cumulative reduction in the consideration payable under the Acquisition Agreement in excess of an amount equal to 10% of the unadjusted purchase price under the Acquisition Agreement as in effect on July 25, 2024 shall be materially adverse to the interests of the Lenders (and any Modification that results in a cumulative reduction not in excess of such amount shall be deemed not to be materially adverse to the interests of the Lenders only so long as the commitments in respect of the Bridge Facility (or if the commitments under the Bridge Facility are no longer in effect, the Commitments) are reduced on a dollar-for-dollar basis) and (B) any Modification with respect to Schedule 8 to the Acquisition Agreement (or any defined term used therein) shall be deemed materially adverse to the interests of the Lenders.

(b)              The Administrative Agent shall have received (to the extent also provided to the Arranger (as defined in the Bridge Commitment Letter) under the Bridge Facility) (i) audited consolidated balance sheets and the related audited consolidated statements of comprehensive income, cash flows and shareholders’ equity of the Borrower for each of the most recent three fiscal years ending at least 60 days prior to the Closing Date, (ii) unaudited consolidated condensed balance sheets and the related unaudited condensed consolidated statements of comprehensive income, cash flows and shareholders’ equity for each fiscal quarter (other than the fourth fiscal quarter) ended since the date of the Borrower’s most recent audited balance sheet delivered pursuant to clause (i) above and at least 40 days prior to the Closing Date, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year and (iii) audited and unaudited financial statements of the Borrower referred to in Section 5.10(a)(i) of the Acquisition Agreement; provided, that the filing of the required financial statements on Form 10-K, Form 10-Q or Form 8-K by the Borrower will be deemed to satisfy the applicable requirements of the foregoing clauses (a) and (b), so long as a subsequent Form 8-K, Item 4.02 has not been filed with respect to the financial statements included therein.

(c)              The Administrative Agent shall have received (i) a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, certifying that, as of the Closing Date, the conditions set forth in paragraphs (a), (e) and (f) of this Section 3.2 have been satisfied, (ii) certificates of good standing for the Borrower in the state, province or territory in which such Person is organization, and (iii) a Notice of Borrowing in accordance with Section 2.5(a).

(d)              The Borrower shall have paid all fees, expenses and other amounts payable by it under the Fee Letters or this Agreement on or prior to the Closing Date (in the case of expenses and other amounts, to the extent invoiced at least two (2) Business Days prior to the Closing Date).

(e)              At the time of and after giving effect to the borrowing and application of the Loans on the Closing Date, (i) there shall exist no Certain Funds Event of Default and (ii) the Certain Funds Representations shall be true and correct in all material respects (unless already qualified by materiality or “material adverse effect”, in which case they shall be true and correct in all respects).

(f)              On the Closing Date (i) no Material Adverse Change on the Target Group shall have occurred after July 25, 2024 and be continuing and (ii) (x) the Warranties (solely with respect to the Target Group) that are material to the interests of the Lenders (in their capacities as such) shall be true and accurate as of July 25, 2024 and as of Completion (provided that the Warranties that speak as of a specified date or period of time shall only be required to have been, and to be, true and correct only as of such date or period of time), (y) the Fundamental Business Warranties (solely with respect to the Target Group) that are material to the interests of the Lenders (in their capacities as such) shall be true and accurate as of July 25, 2024 and as of Completion (provided that the Fundamental Business Warranties that speak as of a specified date or period of time shall only be required to have been, and to be, true and correct only as of such date or period of time) and (z) the Business Warranties (solely with respect to the Target Group) that are material to the interests of the Lenders (in their capacities as such) shall be true and accurate as of July 25, 2024 and as of Completion except (in the case of this sub-clause (z)) where such failure to be so true and accurate (without regard to “materiality,” and similar qualifiers contained in such warranties) would not, in the aggregate, reasonably be expected to have a Material Adverse Change (provided that the Business Warranties that speak as of a specified date or period of time shall only be required to have been, and to be, true and correct only as of such date or period of time), but only (in the case of this clause (ii)) to the extent that the Borrower or HP Global Holdings Limited has the right to terminate its obligations to consummate the Acquisition, or to decline to consummate the Acquisition, under the Acquisition Agreement as a result of any such Warranty, Fundamental Business Warranty, or Business Warranty failing to be so true and correct (the “Acquisition Agreement Warranties”). Each capitalized term used in this clause (f) (and not otherwise defined herein) has the applicable meaning set forth in the Acquisition Agreement as of July 25, 2024.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants, as of the Effective Date (excluding Section 4.20) and as of the Closing Date, as follows:

Section 4.1              Organization. Each of the Borrower and its Subsidiaries is duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation and is authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure could not reasonably be expected to result in a Material Adverse Change.

Section 4.2              Authorization. The execution, delivery, and performance by each Credit Party of each Credit Document to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) are within such Credit Party’s powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, (c) do not contravene any organizational documents of such Credit Party, (d) do not contravene any law or any contractual restriction binding on or affecting such Credit Party, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority, except notices to or filings with the SEC and routine Tax filings that may be required from time to time.

Section 4.3              Enforceability. The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable in accordance with its terms, except as limited by applicable Debtor Relief Laws or similar laws at the time in effect affecting the rights of creditors generally and to the effect of general principles of equity whether applied by a court of law or equity.

Section 4.4              Financial Condition.

(a)              The Borrower has delivered to the Lenders the audited Financial Statements for the fiscal year ended September 30, 2023, and such Financial Statements are true and correct in all material respects and present fairly the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof. As of the date of the financial statements referred in the preceding sentence, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the applicable Persons, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(b)              Except as set forth on Schedule 3.1(g), since September 30, 2023, no event or condition has occurred that could reasonably be expected to result in Material Adverse Change.

Section 4.5              Ownership and Liens. Each Credit Party has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

Section 4.6              True and Complete Disclosure. All written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of the Borrower or a Subsidiary (other than projected financial information, pro forma financial information and information of a general economic or industry nature) and furnished to any Lender Party for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not materially misleading at such time, in light of the circumstances under which they were made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time so furnished and, if such projected financial information was furnished prior to the date of this Agreement, as of the date of this Agreement (it being understood and agreed that any such projected financial information may vary from actual results and that such variations may be material). There is no fact known to any Responsible Officer of the Borrower on the date of this Agreement that has not been disclosed to the Administrative Agent that could reasonably be expected to result in a Material Adverse Change. The information included in any Beneficial Ownership Certification provided to any Lender in connection with this Agreement is true and correct in all respects.

Section 4.7              Litigation. Except as set forth in Schedule 4.7, there are no actions, suits, or proceedings pending or, to the Borrower’s knowledge, threatened against the Borrower or any Subsidiary, at law, in equity, or in admiralty, or by or before any Governmental Authority, which, if adversely determined, could reasonably be expected to result in a Material Adverse Change; provided that this Section 4.7 does not apply with respect to Environmental Claims. Additionally, except as disclosed in writing to the Lender Parties, there is no pending or, to the knowledge of the Borrower, threatened in writing action or proceeding instituted against the Borrower or any Subsidiary which seeks to adjudicate the Borrower or any Subsidiary as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

Section 4.8              No Default. No Default has occurred and is continuing.

Section 4.9              Pension Plans. Except for matters that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Change, (a) all Plans are, and have been administered, in compliance in all material respects with all applicable provisions of ERISA and the Code, (b) no Termination Event has occurred with respect to any Plan for which there is any unsatisfied liability, (c) no failure to satisfy the “minimum funding standard” (within the meaning of Section 302 of ERISA) has occurred with respect to any Plan and there has been no excise tax imposed upon the Borrower or any Subsidiary under Section 4971 of the Code with respect to any Plan, in each case, for which there is any unsatisfied liability and (d) neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability.

Section 4.10              Environmental Condition. Except to the extent that any inaccuracy could not reasonably be expected to result in a Material Adverse Change:

(a)              Permits, Etc. The Borrower and the Subsidiaries (i) have obtained all material Environmental Permits necessary for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have at all times been and are in material compliance with all terms and conditions of such Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any actual or contingent Environmental Claim.

(b)              Certain Liabilities. None of the present or previously owned or operated Property of the Borrower or any Subsidiary, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Credit Party or any Subsidiary, wherever located; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response will not result in a Material Adverse Change.

(c)              Certain Actions. Without limiting the foregoing, (i) all material notices have been properly filed, and no further action is required under current applicable Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower, any Subsidiary, or any Person’s former Subsidiaries on any of their presently or formerly owned or operated Property and (ii) the present and, to the Borrower’s best knowledge, future liability, if any, of the Borrower or of any Subsidiary which could reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Change.

Section 4.11            Subsidiaries. As of the Effective Date, the Borrower does not have any Subsidiaries other than those listed on Schedule 4.11. The Equity Interests of each Subsidiary are validly issued, fully paid and non-assessable.

Section 4.12            Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor any Subsidiary is subject to regulation under any Federal or state statute, regulation or other Legal Requirement which limits its ability to incur Debt.

Section 4.13            Taxes. Proper and accurate (in all material respects (as reasonably determined by the Borrower)) federal, state, local and foreign tax returns required to have been filed (after giving effect to any extension granted in the time for filing) by the Borrower or its Subsidiaries have been filed with the appropriate Governmental Authorities, and all Taxes due and payable have been paid, except to the extent (i) in either case, the failure to do so could not reasonably be expected to result in a Material Adverse Change, or (ii) such Taxes are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established on the books of the appropriate Person in accordance with GAAP.

Section 4.14            Permits, Licenses, etc. The Borrower and each Subsidiary possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its respective business except where the failure to maintain the same could not reasonably be expected to result in a Material Adverse Change. The Borrower and each Subsidiary manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change.

Section 4.15            Use of Proceeds. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Borrowing will be used (a) to purchase or carry any margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U) without completing and delivery to the Lenders a Form U-1 (or such other documentation required under Regulation U), or (b) for any purpose which, in any event, violates or would be inconsistent with, the provisions of Regulation T, U or X or would breach Section 6.6.

Section 4.16           Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of the Borrower or any Subsidiary, are in good working order and condition, normal wear and tear excepted, except for certain deficiencies that could not reasonably be expected to result in a Material Adverse Change. Neither the business nor the material Properties of the Borrower or any Subsidiary has, since September 30, 2023, been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, which effect could reasonably be expected to cause a Material Adverse Change.

Section 4.17            Insurance. The Borrower and each Subsidiary carries insurance (which may be carried by the Borrower on a consolidated basis) or maintains appropriate risk management programs in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are reasonable given the nature of its business, its ability to self-insure, the circumstances and geographic area in which such business is being conducted and the availability of insurance coverage at commercially reasonable rates.

Section 4.18            Anti-Corruption Laws, Anti-Money Laundering/Anti-Terrorism Laws, and Sanctions. None of (a) the Borrower or any Subsidiary, or any of their respective officers or employees, or (b) to the knowledge of the Borrower, any agent, director, Affiliate or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, (i) except (in the case of clause (a) above) as disclosed on Schedule 4.18, is a Sanctioned Person or is currently the subject or target of any Sanctions or (ii) is in violation of any Anti-Corruption Laws or any Anti-Money Laundering/Anti-Terrorism Laws.

Section 4.19            Affected Financial Institution. No Credit Party nor any Subsidiary thereof is an Affected Financial Institution.

Section 4.20            Solvency. On the Closing Date, after giving effect to the consummation of the Transactions, including the making of the Loans, and after giving effect to the application of the proceeds thereof, (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of this Section, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

ARTICLE V.
AFFIRMATIVE COVENANTS

So long as any Obligation shall remain unpaid (other than contingent indemnity Obligations for which no claim has been made) or any Lender shall have any Commitment hereunder, the Borrower agrees to comply with the following covenants.

Section 5.1              Organization. The Borrower shall, and shall cause each Subsidiary to, preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its Properties and where failure to qualify could reasonably be expected to cause a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.7.

Section 5.2              Reporting.

(a)              Annual Financial Reports. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent with sufficient copies for the Lenders, as soon as available after the end of each fiscal year of the Borrower, but in any event no more than thirty days after the date required under Securities Laws for the filing of its Form 10-K, the audited annual Financial Statements (which shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any such qualification or exception that is expressly with respect to, or expressly resulting from, (i) an upcoming maturity date under this Agreement or (ii) any prospective default or event of default in respect of Section 6.14) (it being understood and agreed that such report and opinion may include an explanatory note that is not a “going concern” exception or qualification or exception as to the scope of the audit performed as set forth above)), all prepared in conformity with GAAP consistently applied and all as audited by the Borrower’s certified public accountants of nationally recognized standing or otherwise reasonably acceptable to the Administrative Agent, together with a duly completed Compliance Certificate;

(b)              Quarterly Financial Reports. The Borrower shall provide to the Administrative Agent with sufficient copies for the Lenders, as soon as available after the end of the first three fiscal quarters of each fiscal year of the Borrower, but in any event no more than thirty days after the date required under Securities Laws for the filing of its Form 10-Q: (i) an internally prepared Financial Statement as of the close of such fiscal quarter, (ii) a comparison of such balance sheet and the related consolidated statements of income, retained earnings, and cash flow to the balance sheet and related consolidated statements of income, retained earnings, and cash flow for the corresponding fiscal period of the preceding fiscal year, (iii) any other such items as the Administrative Agent may reasonably request, all of which shall be certified as accurate by a senior financial officer of the Borrower, and (iv) a duly completed Compliance Certificate;

(c)              Defaults. The Borrower shall provide to the Administrative Agent promptly, but in any event within three Business Days after knowledge of the occurrence thereof, a notice of each Default or Event of Default known to the Borrower or to any Subsidiary, together with a statement of a Responsible Officer of the Borrower setting forth the details of such Default or Event of Default and the actions which the Borrower or such Subsidiary has taken and proposes to take with respect thereto;

(d)              Other Creditors. The Borrower shall provide to the Administrative Agent promptly after the giving or receipt thereof, copies of any default notices given or received by the Borrower or by any Subsidiary pursuant to the terms of any indenture, loan agreement, credit agreement, or similar agreement evidencing or relating to Debt in a principal amount equal to or greater than $100,000,000.00;

(e)              Litigation. The Borrower shall provide to the Administrative Agent promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority, affecting the Borrower or any Subsidiary that could, if adversely determined, reasonably be expected to result in a Material Adverse Change;

(f)              Environmental Notices. Promptly upon, and in any event no later than 15 days after, the receipt thereof, or the acquisition of knowledge thereof, by the Borrower or any Subsidiary, the Borrower shall provide the Administrative Agent with a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, (i) concerning violations or alleged violations of Environmental Laws, which seeks to impose liability therefor in excess of $100,000,000.00, (ii) concerning any action or omission on the part of the Borrower or any of its Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability in excess of $100,000,000.00 or requiring that action be taken to respond to or clean up a Release of Hazardous Substances or Hazardous Waste into the environment and such action or clean-up could reasonably be expected to exceed $100,000,000.00, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien (other than a Permitted Lien) upon, against or in connection with the Borrower or any Subsidiary, or any of their leased or owned Property, wherever located;

(g)              Material Changes. The Borrower shall provide to the Administrative Agent prompt written notice of any condition or event of which the Borrower or any Subsidiary has knowledge, which condition or event has resulted or could reasonably be expected to result in a Material Adverse Change;

(h)              Termination Events. As soon as possible and in any event (i) within 30 days after the Borrower knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan which could reasonably be expected to result in a Material Adverse Change has occurred, and (ii) within 10 days after the Borrower knows or has reason to know that any other Termination Event with respect to any Plan which could reasonably be expected to result in a Material Adverse Change has occurred, the Borrower shall provide to the Administrative Agent a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower proposes to take with respect thereto;

(i)              Termination of Plans. Promptly and in any event within five Business Days after receipt thereof by the Borrower from the PBGC or any other member of the Controlled Group, the Borrower shall provide to the Administrative Agent copies of each notice received by the Borrower or any such other member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, in each case, which could reasonably be expected to result in a Material Adverse Change;

(j)              Other ERISA Notices. (i) Promptly and in any event within five Business Days after receipt thereof by the Borrower from a Multiemployer Plan sponsor, the Borrower shall provide to the Administrative Agent a copy of each notice received by the Borrower or any other member of the Controlled Group concerning the imposition or amount of withdrawal liability imposed on the Borrower or any other member of the Controlled Group pursuant to Section 4202 of ERISA which could reasonably be expected to result in a Material Adverse Change; (ii) as soon as possible after knowledge thereof by the Borrower, the Borrower shall provide to the Administrative Agent written notice of an assumption by the Borrower or any member of the Controlled Group of an obligation to contribute to any Multiemployer Plan which could reasonably be expected to result in a Material Adverse Change and (iii) as soon as possible after knowledge thereof by the Borrower, the Borrower shall provide to the Administrative Agent written notice of an acquisition by the Borrower or any member of the Controlled Group of an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or has any unsatisfied liability under, (1) any Multiemployer Plan, or (2) an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA, except as could not result reasonably be expected to result in a Material Adverse Change;

(k)              Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, the Borrower shall provide to the Administrative Agent a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority if such modification, revocation or suspension could reasonably be expected to result in a Material Adverse Change;

(l)              Disputes; etc. Promptly and in any event within five Business Days after knowledge thereof by the Borrower or any Subsidiary, the Borrower shall provide to the Administrative Agent written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of the Borrower or any Subsidiary, any such actions threatened, or affecting the Borrower or any Subsidiary, which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any Subsidiary has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any Subsidiary if such strike could reasonably be expected to result in a Material Adverse Change, and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any Subsidiary, if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $100,000,000.00;

(m)              SEC. Promptly after the same become publicly available, the Borrower shall provide to the Administrative Agent copies of all periodic and other reports, proxy statements and other materials (other than filings under Section 16 of the Securities Exchange Act of 1934) filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission or distributed by the Borrower or any Subsidiary to its shareholders generally, as the case may be;

(n)              Beneficial Ownership. The Borrower shall provide to the Administrative Agent prompt written notice of any change in the information provided in any Beneficial Ownership Certification delivered to a Lender that would result in a change to the list of beneficial owners identified in such Beneficial Ownership Certification; and

(o)              Other Information. Subject to the confidentiality provisions of Section 9.8, the Borrower shall provide to the Administrative Agent such other information respecting the business, operations, or Property of the Borrower or any Subsidiary, financial or otherwise, as any Lender through the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 5.2(a), (b), or (m) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule III; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency, Syndtrak or another relevant website (including, without limitation, the SEC’s website), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall not have an obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.3              Insurance. The Borrower shall, and shall cause each Subsidiary to, carry insurance (which may be carried by the Borrower on a consolidated basis) or maintain appropriate risk management programs in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are reasonable given the nature of its business, its ability to self-insure, the circumstances and geographic area in which such business is being conducted and the availability of insurance coverage at commercially reasonable rates.

Section 5.4              Compliance with Laws. The Borrower shall, and shall cause each Subsidiary to, comply with all federal, state, provincial, territorial and local Legal Requirements (including Environmental Laws and the Patriot Act) which are applicable to the operations and Property of the Borrower or such Subsidiary and maintain all related permits necessary for the ownership and operation of the Borrower’s and such Subsidiary’s Property and business, except in any case where the failure to so comply could not reasonably be expected to result in a Material Adverse Change, provided that this Section 5.4 shall not prevent the Borrower or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such Legal Requirements by appropriate legal proceedings for which adequate reserves have been established.

Section 5.5              Taxes. The Borrower shall, and shall cause each Subsidiary to, timely and accurately file all federal and all other material state, local, and foreign tax returns required to be filed by it and pay and discharge all Taxes imposed on the Borrower or any of its Subsidiaries, respectively, that are due and payable by it prior to the date on which penalties attach, except to the extent (i) in either case, the failure to do so could not reasonably be expected to result in a Material Adverse Change or (ii) such Taxes are being contested in good faith by the appropriate proceedings and for which adequate reserves have been established on the books of the appropriate Person in accordance with GAAP.

Section 5.6              Records; Inspection. The Borrower shall, and shall cause each Subsidiary to, maintain proper, complete and consistent books of record with respect to such Person’s operations, affairs, and financial condition. From time to time (but, unless an Event of Default has occurred and is continuing, not more than once per year in the case of clauses (a) and (b) below) upon reasonable prior notice, the Borrower shall permit any Lender and shall cause each Subsidiary to permit any Lender, at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of the Borrower or such Subsidiary, to, subject to any applicable confidentiality considerations, (a) examine the books and records of the Borrower or such Subsidiary, (b) to visit and inspect the Property of the Borrower or such Subsidiary, and (c) to discuss the business operations and Property of the Borrower or such Subsidiary with the officers and directors thereof.

Section 5.7              Maintenance of Property. The Borrower shall, and shall cause each Subsidiary to, maintain their owned, leased, or operated Property in good condition and repair, normal wear and tear excepted, except to the extent any failure to so maintain could not reasonably be expected to result in a Material Adverse Change; and shall abstain from, and cause each Subsidiary to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

Section 5.8              Compliance with Anti-Corruption Laws, Anti-Money Laundering/Anti-Terrorism Laws, and Sanctions. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Borrower and its Subsidiaries and its and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti-Money Laundering/Anti-Terrorism Laws, and Sanctions.

ARTICLE VI.
NEGATIVE COVENANTS

So long as any Obligation shall remain unpaid (other than contingent indemnity Obligations for which no claim has been made) or any Lender shall have any Commitment hereunder, the Borrower agrees to comply with the following covenants.

Section 6.1              Debt. The Borrower shall not, nor shall it permit any Subsidiary to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt, unless the Borrower shall be in compliance, on a pro forma basis after giving effect to such transactions, with the remaining covenants contained in this Article VI recomputed as of the last day of the most recently ended fiscal quarter of the Borrower as if the transaction in question had occurred on the first day of each relevant period for testing such compliance; provided that, (i) in any event, the aggregate principal amount of Priority Debt shall not exceed 17.5% of the Net Worth of the Borrower and its consolidated Subsidiaries at any time; and (ii) notwithstanding the foregoing or anything to the contrary contained herein, any existing Debt of a Person that is acquired by the Borrower or any of its Subsidiaries (including through merger, amalgamation or consolidation, including the Acquisition) shall be permitted to remain outstanding for a period not exceeding 15 Business Days following the date of such acquisition (provided further that with respect to the Senior Secured Notes, such period shall be until the later of (i) December 2, 2024 and (ii) the date that is 20 Business Days following the Acquisition Closing Date and “Priority Debt” shall not include any such Debt referred to in this clause (ii) for the periods referred to in this clause (ii)).

Section 6.2              Liens. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of the Borrower or any Subsidiary, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following:

(a)              Liens securing the Obligations;

(b)              Liens imposed by law, such as materialmen’s, mechanics’, builder’s, carriers’, workmen’s and repairmen’s liens, and other similar liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days or are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established;

(c)              Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

(d)              Liens for Taxes, assessments, or other governmental charges which are not yet due and payable or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves for such items have been made in accordance with GAAP;

(e)              Liens arising from precautionary UCC financing statements regarding leases to the extent such leases are permitted hereby;

(f)              encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Borrower or any Subsidiary to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use to the extent such violation could reasonably be expected to result in a Material Adverse Change;

(g)              Liens arising solely by virtue of any statutory or common law provision or customary account documentation relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution;

(h)              Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(i)              judgment and attachment Liens not giving rise to an Event of Default, provided that (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (ii) no action to enforce such Lien has been commenced;

(j)              Liens in favor of a seller on any segregated cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any executed letter of intent or purchase agreement for a purchase of Property not prohibited by this Agreement;

(k)              Liens on cash collateral deposited into any escrow account pursuant to customary escrow arrangement but only to the extent (i) such cash collateral represents proceeds of Debt incurred for the purpose of funding an acquisition and additional amounts to pay accrued interest on and redemption premiums payable on such Debt, and (ii) such cash collateral is released only to fund such acquisition and related costs, and in the event such acquisition is not effected, to repay such Debt, accrued interest thereon and premium amounts, if any, on such Debt;

(l)              Liens securing Debt and not otherwise permitted under this Section 6.2; provided that (i) the aggregate principal amount of Priority Debt shall not exceed 17.5% of the Net Worth of the Borrower and its consolidated Subsidiaries at any time, and (ii) the Borrower and its Subsidiaries shall be in compliance with the covenants set forth in this Agreement, both before and after giving effect to each incurrence of such Debt to be secured by a Lien under this Section 6.2(l); and

(m)              Liens securing Debt referred to in proviso (ii) of Section 6.1 on the assets of the applicable acquired Person that incurred such Debt for so long as such Debt is permitted to remain outstanding pursuant to proviso (ii) of Section 6.1, it being understood that the existence of such Liens (while so permitted hereunder) shall not cause such Debt to constitute “Priority Debt,” notwithstanding anything to the contrary herein.

Section 6.3              [Reserved.]

Section 6.4              [Reserved.]

Section 6.5              Restrictive Agreements. The Borrower shall not, nor shall it permit any Subsidiary to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement) which in any way, directly or indirectly, prohibits or restricts any Subsidiary from paying Restricted Payments to the Borrower; provided, that this Section 6.5 shall not apply to any prohibitions or restrictions with respect to any Person or the property or assets of a Person acquired by the Borrower or any of its Subsidiaries (including through merger, amalgamation or consolidation) existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof.

Section 6.6              Use of Proceeds.

(a)              The Borrower shall not, nor shall it permit any Subsidiary to use the proceeds of Loans for any purposes other than (i) towards consummating the Acquisition (including refinancing existing Debt of KCA Deutag and its subsidiaries) and (ii) for the payment of fees, costs and expenses related to entering into this Agreement and the Acquisition.

(b)              The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly use any part of the proceeds of Loans for any purpose which violates, or is inconsistent with, Regulations T, U, or X. The Borrower shall not permit more than 25% of the consolidated assets of the Borrower and its Subsidiaries to consist of margin stock (within the meaning of Regulation U).

(c)              The Borrower shall not, nor shall it permit any of its Subsidiaries or its or their respective directors, officers, employees and agents to, directly or knowingly indirectly, use any part of the proceeds of Loans (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering/Anti-Terrorism Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country in violation of any Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.7              Corporate Actions; Fundamental Changes.

(a)              The Borrower shall not, nor shall it permit any Credit Party to, merge, amalgamate or consolidate with or into any other Person, except that (i) the Borrower may merge or amalgamate with any other Person; provided that (A) immediately after giving effect to any such proposed transaction no Default would exist, (B) no Change in Control occurs and (C) the Borrower is the surviving entity, and (ii) any Subsidiary of the Borrower may merge, amalgamate or be consolidated with or into any other Person; provided that immediately after giving effect to any such proposed transaction no Default would exist.

(b)              The Borrower shall not, nor shall it permit any Credit Party to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary of the Borrower may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), to any Person, (ii) any Subsidiary of the Borrower may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (iii) the Borrower may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), to any Person; provided, however that notwithstanding the foregoing, the Borrower and its Subsidiaries, taken as whole, shall not sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired).

(c)              The Borrower shall not reorganize in any jurisdiction outside the United States.

Section 6.8              [Reserved].

Section 6.9              Restricted Payments. The Borrower shall not, nor shall it permit any Subsidiary to make any Restricted Payments if at the time of the making of such Restricted Payments a Default exists or a Default would result from the making of such Restricted Payment.

Section 6.10            Affiliate Transactions. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates unless such transaction or series of transactions is on terms (taken as a whole) substantially as favorable to the Borrower or any Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Borrower and any of its wholly-owned (other than directors’ qualifying shares and shares issued to other persons to the extent required or necessary under Applicable Law) Subsidiaries or between or among any wholly-owned (other than directors’ qualifying shares and shares issued to other persons to the extent required or necessary under Applicable Law) Subsidiaries.

Section 6.11            Line of Business. The Borrower and its Subsidiaries (taken as a whole) shall not change the character of its business such that the principal business of the Borrower and its Subsidiaries (taken as a whole) is not contract drilling or oilfield services and any business substantially related or incidental thereto as conducted on the date of this Agreement.

Section 6.12           Compliance with ERISA. Except for matters that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Change, the Borrower shall not, nor shall it permit any member of the Controlled Group to, directly or indirectly: (a) engage in any transaction in connection with respect to a Plan with which the Borrower would be subjected to either a civil penalty assessed pursuant to section 502 (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable Legal Requirement, the Borrower or member of the Controlled Group is required to pay as contributions thereto; (c) permit to exist any failure to satisfy the “minimum funding standard” within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; or (d) incur a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA.

Section 6.13            Hedging Arrangements. The Borrower shall not, nor shall it permit any Subsidiary to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or (b) be party to or otherwise enter into any Hedging Arrangement which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s or its Subsidiaries’ operations, or (ii) obligates the Borrower or any Subsidiary to any margin call requirements.

Section 6.14            Funded Leverage Ratio. The Borrower shall not permit the Funded Leverage Ratio, at the end of each fiscal quarter of the Borrower, to be greater than 55%.

ARTICLE VII.
DEFAULT AND REMEDIES

Section 7.1              Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and any other Credit Document:

(a)              Payment Failure. Any Credit Party (i) fails to pay any principal when due under this Agreement or (ii) fails to pay, within three Business Days of when due, any other amount due under this Agreement or any other Credit Document, including payments of interest, fees, reimbursements, and indemnifications;

(b)              False Representation or Warranties. Any representation or warranty made or deemed to be made by any Credit Party or any Responsible Officer thereof in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect at the time it was made or deemed made;

(c)              Breach of Covenant. (i) Any breach by any Credit Party of any of the covenants in Section 5.1 (as to the existence of the Borrower), Section 5.2(c) or Article VI of this Agreement or the corresponding covenants in any Guaranty or (ii) any breach by any Credit Party of any other covenant contained in this Agreement or any other Credit Document and such breach is not cured within 30 days after the earlier of the date notice thereof is given to the Borrower by any Lender Party or the date any Responsible Officer of the Borrower or any Subsidiary obtained actual knowledge thereof;

(d)              Guaranty. (i) Any provision in any Guaranty shall at any time (before its expiration according to its terms) and for any reason cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any party thereto; (ii) any Guarantor shall deny it has any liability or obligation under such Guaranty; or (iii) any Guarantor shall cease to exist other than as expressly permitted by the terms of this Agreement;

(e)              Cross-Default. (i) The Borrower or any Subsidiary shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $100,000,000.00 individually or when aggregated with all such Debt of such Persons so in default (but excluding Debt constituting Obligations) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any other default or breach shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $100,000,000.00 individually or when aggregated with all such Debt of such Persons so in default or breach (other than Debt constituting Obligations), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or breach is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof or the effect of such default or breach is to otherwise require, or permit the requirement of, the prepayment (other than by regularly scheduled required prepayment) of such Debt; provided that, for purposes of this subsection 7.1(e), the “principal amount” of the obligations in respect of any Hedging Arrangements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Arrangements were terminated at such time;

(f)              Bankruptcy and Insolvency. (i) The Borrower shall terminate its existence or dissolve or (ii) any Credit Party (A) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under any Debtor Relief Law; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief under any Debtor Relief Law, (B) shall have had, without its consent, any court enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under any Debtor Relief Law and such petition shall not be dismissed, stayed, or set aside for an aggregate of 60 days, whether or not consecutive, or (C) shall have had any order for relief entered by a court under any Debtor Relief Law;

(g)              Adverse Judgment. The Borrower or any Subsidiary suffers final judgments against any of them since the date of this Agreement in an aggregate amount, less any insurance proceeds covering such judgments which are received or as to which the insurance carriers admit liability, greater than $100,000,000.00 and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;

(h)              Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expect to result in a Material Adverse Change;

(i)              Plan Withdrawals. The Borrower or any member of the Controlled Group as a participating employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawal shall have resulted in a Material Adverse Change; or

(j)              Change in Control. The occurrence of a Change in Control without the approval of the Majority Lenders.

Notwithstanding the foregoing, during the period from and including the Effective Date to and including the Commitment Termination Date or the earlier funding of the Loans on the Closing Date, and notwithstanding (i) any failure by the Borrower or any of its Subsidiaries to comply with any of the covenants under Article V and Article VI, (ii) the occurrence of any Event of Default (other than a Certain Funds Event of Default (as of the Closing Date)) or (iii) subject to the parenthetical provisions in clause (ii) above, any provision to the contrary in this Agreement, (x) that any representation made on the Effective Date or on the Closing Date under Article IV was incorrect (other than any Certain Funds Representations) or (y) that any condition to the occurrence of the Effective Date under Section 3.1 may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (i) rescind, terminate or cancel this Agreement or any of its Commitments, or exercise any right or remedy under this Agreement, to the extent to do so would prevent, limit or delay the making of its Loan, (ii) refuse to participate in making its Loan or (iii) exercise any right of set-off or counterclaim in respect of its Loan to the extent to do so would prevent, limit or delay the making of its Loan; provided that, for the avoidance of doubt, the Borrowing shall be subject to the satisfaction or waiver of the conditions in Section 3.2. For the avoidance of doubt, (x) the rights and remedies of the Lenders and the Administrative Agent with respect to any condition precedent set forth in Section 3.1 or 3.2 shall not be limited in the event that any such condition precedent is not satisfied or waived on the Closing Date, (y) immediately after the funding of Loans on the Closing Date, all of the rights, remedies and entitlements of the Administrative Agent and the funding Lenders under this Agreement shall be available and may be exercised by them notwithstanding that such rights, remedies or entitlements were not available prior to such time as a result of this paragraph and (z) nothing in this paragraph shall affect the rights, remedies or entitlements (or the ability to exercise the same) of the Administrative Agent or the Lenders with respect to a Certain Funds Event of Default under this Agreement.

Section 7.2              Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to Section 7.1(f)) shall have occurred and be continuing, then, and in any such event,

(a)              the Administrative Agent (i) may, and shall at the request of the Majority Lenders, by notice to the Borrower, declare that the obligation of each Lender to make Borrowings shall be terminated, whereupon the same shall forthwith terminate, and (ii) may, and shall at the request of the Majority Lenders, by notice to the Borrower, declare all outstanding Loans, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such Loans, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower,

(b)              [reserved], and

(c)              the Administrative Agent may, and shall at the request of the Majority Lenders, proceed to enforce its rights and remedies under any Guaranty or any other Credit Document by appropriate proceedings.

Section 7.3              Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.1(f) shall occur,

(a)              the obligation of each Lender to make Borrowings shall immediately and automatically be terminated and all Loans, all interest on the Loans, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower, and

(b)              the Administrative Agent may, and shall at the request of the Majority Lenders, proceed to enforce its rights and remedies under any Guaranty or any other Credit Document by appropriate proceedings.

Section 7.4              Set-off. If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirement, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Administrative Agent, such Lender or any such Affiliate to or for the credit or the account of any Credit Party against any and all of the obligations of such Credit Party now or hereafter existing under this Agreement or any other Credit Document to the Administrative Agent, such Lender, irrespective of whether or not the Administrative Agent, such Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of any Credit Party may be contingent or unmatured or are owed to a branch or office of the Administrative Agent, such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender Party and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or Affiliates may have. Each Lender Party agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 7.5              Remedies Cumulative, No Waiver. No right, power, or remedy conferred to any Lender, Administrative Agent, in this Agreement or the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender, Administrative Agent in this Agreement and the Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. Any Lender, Administrative Agent may cure any Event of Default without waiving the Event of Default. No notice to or demand upon the Borrower shall entitle the Borrower to similar notices or demands in the future.

Section 7.6              Application of Payments.

(a)            Prior to Event of Default. Prior to an Event of Default, all payments made hereunder shall be applied as directed by the Borrower, but such payments are subject to the terms of this Agreement.

(b)            After Event of Default. If an Event of Default has occurred and is continuing and subject to Section 2.16, any amounts received or collected from, or on account of assets held by, any Credit Party shall be applied to the Obligations by the Administrative Agent in the following order and manner:

(i)              First, to payment of that portion of such Obligations constituting fees, indemnities, expenses, and other amounts (including fees, charges, and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.11, 2.12, and 2.14) payable by any Credit Party to the Administrative Agent, in its capacity as such;

(ii)              Second, to payment of that portion of such Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable by any Credit Party to the Lender Parties (including fees, charges and disbursements of counsel to the respective Lender Parties and amounts payable under Article II), ratably among Lender Parties;

(iii)              Third, to payment of that portion of such Obligations constituting accrued and unpaid interest, allocated ratably among the Lender Parties;

(iv)              Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Obligations payable by any Credit Party allocated ratably among the Lender Parties;

(v)              Fifth, [reserved];

(vi)             Sixth, to the remaining Obligations owed by any Credit Party including all Obligations for which any Guarantor is liable, allocated among such remaining Obligations as determined by the Administrative Agent and the Majority Lenders and applied to such Obligations in the order specified in this clause (b); and

(vii)              Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full and all Commitments have been terminated, to the Borrower or as otherwise required by any Legal Requirement.

ARTICLE VIII.
THE ADMINISTRATIVE AGENT

Section 8.1              Appointment and Authority. Each Lender hereby irrevocably (a) appoints MSSF to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents, and (b) authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Lender Parties, and neither the Borrower nor any other Credit Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Legal Requirement. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.2              Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. MSSF (and any successor acting as Administrative Agent) and its Affiliates may accept fees and other consideration from the Borrower or any Affiliate of the Borrower for services in connection with this Agreement or otherwise, without having to account for the same to the Lenders.

Section 8.3              Exculpatory Provisions.

(a)              The Administrative Agent (which term as used in this Section 8.3 shall include its Related Parties) shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent may seek clarification or direction from the Majority Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided, provided further, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable Legal Requirement, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(iii)           shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower, any other Credit Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity; and

(iv)            shall not be required to account to any Lender for any sum or profit received by the Administrative Agent for its own account.

(b)              The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 7.1) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall not be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall (subject to Section 9.1) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Majority Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action with respect to such Default as it shall deem advisable in the best interest of the Lender Parties.

(c)              The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation (whether written or oral) made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Credit Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or under any other Credit Document or the occurrence of any Default, (iv) the value, validity, enforceability, effectiveness, enforceability, sufficiency or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, (v) the inspection of the Property (including the books and records) of any Credit Party or any Subsidiary or Affiliate thereof, (vi) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or (vii) any litigation or collection proceedings (or to initiate or conduct any such litigation or proceedings) in connection with any Credit Document, unless requested by the Majority Lenders in writing and the Administrative Agent shall receive indemnification satisfactory to it from the Lenders.

Section 8.4              Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, writing or other communication (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Borrowing or any Conversion or continuance of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender, unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Borrowing or Conversion or continuance of a Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5              Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.6              Resignation of Administrative Agent .

(a)              The Administrative Agent may at any time give notice of its resignation to the other Lender Parties and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, to appoint, as applicable, a successor Administrative Agent, which shall be a Lender with the prior written consent of (i) the Borrower (which consent is not required if a Default or Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed) and (ii) such successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the applicable Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation by the Administrative Agent shall become effective in accordance with such notice on the Resignation Effective Date.

(b)              If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable Legal Requirement, with the prior written consent of the Borrower (which consent is not required if a Default or Event of Default has occurred and is continuing and which consent shall not be unreasonably withheld or delayed) (i) by notice in writing to such Person remove such Person as Administrative Agent and (ii) appoint a successor. If no such successor shall have been so appointed by applicable Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the applicable Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)              With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent shall instead be made by or to each applicable class of Lenders, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (except for any indemnity payments or other amounts owed to the retiring or removed Administrative Agent) and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Sections 9.1(b) and (c) and Section 8.9 shall continue in effect for the benefit of such retiring or removed Administrative Agent its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 8.7              Non-Reliance on Administrative Agent and Other Lenders. Each Lender Party acknowledges and agrees that it has, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder and for other information in the Administrative Agent’s possession which has been requested by a Lender and for which such Lender pays the Administrative Agent’s expenses in connection therewith, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or any of its Affiliates.

Section 8.8              No Other Duties, etc. Anything herein to the contrary notwithstanding, the Joint Lead Arrangers, Joint Bookrunners, Co-Syndication Agents and Co-Documentation Agents listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 8.9              Indemnification of Administrative Agent. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH AFFILIATE THEREOF AND ITS RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE ADVANCES THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE APPLICABLE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION, EXPIRATION OR FULL REDUCTION OF EACH SUCH COMMITMENT), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY CREDIT DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING SUCH INDEMNITEE’S OWN NEGLIGENCE REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF (i) ANY OUT OF POCKET EXPENSES (INCLUDING REASONABLE COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, OR AMENDMENT, AND (ii) ANY OUT OF POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, IN ANY EVENT, INCLUDING LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

Section 8.10              Certain Authorization of Administrative Agent; Release of Guarantors.

(a)              The Administrative Agent is authorized (but not obligated) on behalf of the Lender Parties, without the necessity of any notice to or further consent from the Lender Parties, from time to time, to take any action (other than enforcement actions requiring the consent of, or request by, the Majority Lenders as set forth in Section 7.2 or Section 7.3 above) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Lender Parties under the Credit Documents or applicable Legal Requirement.

(b)              The Lender Parties irrevocably authorize the Administrative Agent to (i) release all Guarantors from their obligations under the Guaranties (other than such obligations which expressly survive termination thereof) upon the payment in full of all outstanding Loans and all other Obligations (other than contingent indemnity obligations for which no claim has been made) payable under this Agreement and under any other Credit Document and (ii) release a Guarantor from its obligations under any Guaranty and any other applicable Credit Document if such Guarantor is fully released as an obligor under the Senior Unsecured Notes prior to or simultaneously with such release from any Guaranty in accordance with the terms thereof and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.

(c)              Upon request by the Administrative Agent at any time, the Lender Parties will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property or to release any Guarantor from its obligations under any Guaranty pursuant to this Section 8.10. The Administrative Agent shall not be responsible for nor have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall either Administrative Agent be responsible or liable to other Lender Party for any failure to monitor or maintain any portion of the collateral.

(d)              Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, and each Lender Party hereby agree that no Lender Party shall have any right individually to enforce the Credit Documents, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Administrative Agent on behalf of the Lender Parties in accordance with the terms hereof and the other Credit Documents.

Section 8.11              Certain ERISA Matters.

(a)              Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)              such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, or this Agreement,

(ii)            the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Commitments, and this Agreement,

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer, and perform the Loans, the Commitments, and this Agreement, (C) the entrance into, participation in, administration of, and performance of the Loans, the Commitments, and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Commitments, and this Agreement, or

(iv)           such other representation, warranty, and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)              In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty, and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, any arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of, and performance of the Loans, the Commitments, and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document, or any documents related hereto or thereto).

Section 8.12              Erroneous Payments.

(a)              If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), but excluding any Credit Party and its Affiliates, a “Payment Recipient”) that the Administrative Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.12 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)              Without limiting the immediately preceding clause (a), each Payment Recipient agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)            it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)           such Payment Recipient shall promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this clause (b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this clause (b) shall not have any effect on a Payment Recipient’s obligations pursuant to clause (a) or on whether or not an Erroneous Payment has been made.

(c)              Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all deposits of such Lender (general or special, time or demand, provisional or final) at any time held by or on behalf of the Administrative Agent (or its Affiliates, including by branches and agencies of the Administrative Agent, wherever located) for the account of such Lender against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)              The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender, as the case may be) under the Credit Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party; provided that this Section 8.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Credit Document), the Borrower for the purpose of making a payment on the Obligations.

(e)              To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(f)              Notwithstanding anything to the contrary herein or in any other Credit Document, neither any Credit Party nor any of its respective Affiliates shall have any additional obligations or liabilities (including the payment of any assignment or processing fee payable to the Administrative Agent in connection therewith) directly or indirectly arising out of this Section 8.12 in respect of any Erroneous Payment.

Each party’s obligations, agreements and waivers under this Section 8.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

ARTICLE IX.
MISCELLANEOUS

Section 9.1              Expenses; Indemnity; Damage Waiver.

(a)              Costs and Expenses. The Borrower shall pay, on demand, (i) all reasonable and documented out-of-pocket fees and expenses incurred by the Administrative Agent (including the reasonable and documented fees, charges and disbursements of one primary outside firm for the Administrative Agent, and, if applicable, one local firm for each applicable jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [reserved] and (iii) all out-of-pocket expenses incurred by any Lender Party (including the documented fees, charges and disbursements of any firm for any Lender Party), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring, negotiations or legal proceedings in respect of such Loans.

(b)              Indemnification by the Borrower. The Borrower shall, and does hereby indemnify, the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees and disbursements of one firm of all Indemnitees in connection with indemnification claims arising out of the same facts or circumstances and, if reasonably necessary or advisable in the judgment of the Administrative Agent, one local firm to the Indemnitees in each applicable jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional firm in each applicable jurisdiction to the affected Indemnitees similarly situated taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any third-party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the Acquisition Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Credit Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Waste on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Claim related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third-party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee, (y) material breach in bad faith of such Indemnitee’s obligations under this Agreement, the Acquisition Agreement or any other Credit Document in any material respect, or (z) any dispute solely among Indemnitees that does not involve any action, omission, or representation by the Borrower or any of its Subsidiaries or any of their respective Affiliates and does not involve any claim against any Lender Party or any of its Affiliates in its capacity as Administrative Agent, an arranger, an agent, or a similar role under this Agreement or the other Credit Documents. Notwithstanding the foregoing, this Section 9.1(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)              Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Legal Requirement, no Credit Party and no other party (on behalf of itself and any of its related Indemnitees that such party can legally bind) hereto shall assert, and the Borrower (on behalf itself and the other Credit Parties) and each other party (on behalf of itself and any of its related Indemnitees that such party can legally bind) hereto agrees not to assert and hereby waives, any claim against any Credit Party or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that this Section 9.1(c) shall not waive, release or otherwise limit any obligation of any Credit Party set forth in Section 9.1(d) (including, without limitation, to indemnify, pay and hold harmless any Indemnitee from and against such damages) to the extent such damages are included in any claim in connection with which an Indemnitee is otherwise entitled to indemnification under this Agreement.

(d)              Electronic Communications. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby unless such damages result from a breach of the confidentiality provisions of Section 9.8 or except where the same are a result of such Indemnitee’s gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)              Payments. All amounts due under this Section shall, unless otherwise set forth above, be payable not later than ten Business Days after written demand therefor.

(f)              Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments, and the repayment, satisfaction or discharge of all the other Obligations.

Section 9.2              Waivers and Amendments. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document (other than the Fee Letter), nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such agreement shall (a) increase the Commitment of any Lender (including any Defaulting Lender) without the written consent of such Lender, (b) [intentionally omitted], (c) reduce the principal amount of any Loan (other than prepayments or repayments in accordance with the terms of this Agreement) or reduce the amount of or rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender (including any Defaulting Lender) affected thereby, (d) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any Defaulting Lender) affected thereby, (e) change Section 2.13(f), Section 2.5(e), Section 7.6, this Section 9.2 or any other provision in any Credit Document which expressly requires the consent of, or action or waiver by, all of the Lenders, (f) amend, modify or waive any provision in a manner that would alter the pro rata sharing of payments to or disbursements by Lenders required thereby, without the written consent of each Lender (including any Defaulting Lender), (g) release all or substantially all of the value of any Guaranty without the written consent of each Lender except as permitted under Section 8.10(b), (h) change any of the provisions of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (including any Defaulting Lender); provided, further, that, notwithstanding anything in this Agreement or the other Credit Documents to the contrary (i) the Administrative Agent and the Borrower may, without the consent of any Lender or any other party hereto, enter into amendments or modifications to this Agreement and any of the other Credit Documents to correct any obvious error or any error, ambiguity, defect, or inconsistency or omission of a technical or immaterial nature in any provision as jointly identified by the Administrative Agent and the Borrower, and (ii) the Administrative Agent and the Borrower may, without the consent of any Lender or any other party hereto, enter into amendments or modifications to this Agreement and any of the other Credit Documents or enter into additional Credit Documents as the Administrative Agent reasonably deems appropriate in order to implement any Replacement Rate or otherwise effectuate the terms of Section 2.5(g) in accordance with Section 2.5(g); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Administrative Agent), to amend and restate this Agreement if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Section 9.3              Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable Legal Requirement, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.4              Survival of Representations and Obligations. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower or any Subsidiary in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making of Loans and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.11, 2.12, 2.14, and 9.1 and all of the obligations of the Lenders in Section 8.9 and Section 9.8 shall survive any termination of this Agreement, repayment in full of the Obligations.

Section 9.5              Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender Party and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 9.6(a), (b) by way of participation in accordance with the provisions of Section 9.6(c) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.6(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.6(c) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and each Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 9.6              Lender Assignments and Participations.

(a)              Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i)              except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans under such Commitment at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower, otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that (A) the Borrower shall be deemed to have consented to any such lesser amount unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof and (B) concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)              each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the applicable Commitment assigned;

(iii)             any assignment of a Commitment must be approved by the Administrative Agent unless the Person that is the proposed assignee is itself a Lender with a Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)             the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee may be waived by the Administrative Agent in its sole discretion) and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (b) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.14 and 9.1 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(b)              Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lender Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Borrower hereby agrees that the Administrative Agent, as its agent solely for the purpose set forth above in this clause (b), shall not be subject to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.

(c)              Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, any other Credit Party or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity provided under Section 8.9 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a), (b), (c) or (d) of this Section 9.6 (that adversely affects such Participant). Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, subject to the requirements and limitations of, Sections 2.11, 2.12 and 2.14 (it being understood that the documentation required under Section 2.14(g) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.15 as if it were an assignee under paragraph (a) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.12 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.15(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13(f) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Borrower hereby agrees that each Lender acting as its agent solely for the purpose set forth above in this clause (c) shall not subject such Lender to any fiduciary or other implied duties, all of which are hereby waived by the Borrower.

(d)              Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14.

(e)              Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)              Information. Any Lender may furnish any information concerning the Credit Parties or any of their Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) subject to the provisions of Section 9.8.

(g)              Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (i) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (ii) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Legal Requirement without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 9.7              Notices, Etc.

(a)              Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail as follows: (i) if to the Borrower or any other Credit Party, at the applicable address (or facsimile numbers or e-mail address) set forth on Schedule III; (ii) if to the Administrative Agent at the address (or facsimile numbers or e-mail address) set forth on Schedule III; and (iii) if to a Lender, to it at its address (or facsimile number or e-mail address) set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)              Electronic Communications.

(i)              The Borrower and the Lenders agree that the Administrative Agent may make any material delivered by the Borrower or any other Credit Party to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower, any Subsidiary, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of the Administrative Agent, or any Person that is not an Affiliate of the Administrative Agent), such as IntraLinks, Syndtrak or a substantially similar electronic system (the “Platform”); provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) none of the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Borrower or the other Credit Parties, any Lender Party or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or any Lender Party’s transmission of communications through the Platform except to the extent of such Credit Party’s direct damages arising from the gross negligence or willful misconduct of the Administrative Agent (as determined by a court of competent jurisdiction in a final non-appealable judgment) in providing Platform login credentials to a Person to whom it is not otherwise permitted to disclose the Information under Section 9.8.

(ii)              Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(iii)              Unless the Administrative Agent otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)              Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.8              Confidentiality. The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (the “Representatives”) (it being understood that the Representative to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Legal Requirement or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary and their respective obligations, (iii) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facility established hereby, or (iv) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement, (g) with the prior consent of the Borrower, (h) to Thomson Reuters, other bank market data collectors, and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Credit Documents, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Lender Party or any of their respective Affiliates on a nonconfidential basis from a source other than a Credit Party; provided that such source is not known by the Administrative Agent or such Lender as applicable, to be subject to any confidentiality obligations to the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to a Lender Party on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The Administrative Agent and each Lender agrees to be responsible for any breaches of this Section 9.8 by its Representatives. ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE CREDIT PARTIES OR THE ADMINISTRATIVE AGENT IN CONNECTION WITH, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL, NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.

Section 9.9              Usury Not Intended. It is the intent of the Borrower and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Loans of each Lender including such applicable Legal Requirements of the State of New York and the United States from time to time in effect, and any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement. In furtherance thereof, the Lenders and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement and all other Credit Documents, “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement or any other Credit Document; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Obligations, include amounts which by applicable Legal Requirement are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of the Obligations owing to such Lender (or if all such Obligations shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Obligations are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Obligations (or, if the applicable Obligations shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Lenders shall to the maximum extent permitted under applicable Legal Requirement amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Loans all amounts considered to be interest under applicable Legal Requirement at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

Section 9.10              Usury Recapture. In the event the rate of interest chargeable under this Agreement or any other Credit Document at any time is greater than the Maximum Rate, the unpaid principal amount of the Obligations shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Obligations equals the amount of interest which would have been paid or accrued on the Loans if the stated rates of interest set forth in this Agreement or applicable Credit Document had at all times been in effect. In the event, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement and the Obligations is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement or such Credit Document had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable Legal Requirement, pay the Administrative Agent for the account of the applicable Lender Party an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on Obligations owed to it if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on such Obligations if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement or any Credit Document on Obligations owed to it. In the event the any Lender Party ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Obligations, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 9.11              Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Credit Party is made to any Lender Party, or any Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.12              Governing Law; Submission to Jurisdiction.

(a)              Governing Law. This Agreement, the Notes and the other Credit Documents (unless otherwise expressly provided therein) shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York); provided that (a) the interpretation of the term Material Adverse Change (as defined in Section 3.2(g)) and whether any such Material Adverse Change has occurred, (b) the determination of the accuracy of any Acquisition Agreement Warranties and whether the Borrower or HP Global Holdings Limited has the right to terminate the Borrower’s or HP Global Holdings Limited’s obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of any inaccuracy of any Acquisition Agreement Warranty and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed and interpreted in accordance with, the laws of England without regard to principles of conflicts of law that would permit or require the application of the laws of another jurisdiction.

(b)              Submission to Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Credit Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Legal Requirement, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent, any Lender or any Related Party of the foregoing may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c)              Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirement, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirement, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)              Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.7. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Legal Requirement.

Section 9.13              Execution and Effectiveness.

(a)              Execution in Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (but do not supersede any provisions of the Fee Letters or any provisions of the Commitment Letter that by the terms of the Commitment Letter survive the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission (in ..pdf format or otherwise) shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)              Electronic Execution of Assignments. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Credit Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Credit Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Credit Parties, electronic images of this Agreement or any other Credit Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Credit Documents based solely on the lack of paper original copies of any Credit Documents, including with respect to any signature pages thereto.

Section 9.14              Waiver of Jury. EACH PARTY HERETO HEREBY ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY AND HAS CONSULTED WITH COUNSEL OF ITS CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENT, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.15              USA PATRIOT ACT Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. Promptly following a request from the Administrative Agent or a Lender, the Borrower hereby agrees to deliver all documentation and other information that the Administrative Agent or a Lender, as applicable, may reasonably request in order to comply with its ongoing obligations under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Section 9.16              Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

Section 9.17              No Advisory or Fiduciary Responsibility.

(a)              In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver, or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the arrangers, and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the arrangers, and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent, or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors, or employees or any other Person, (iii) none of the Administrative Agent, the arrangers, or the Lenders has assumed or will assume an advisory, agency, or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver, or other modification hereof or of any other Credit Document (irrespective of whether any arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the arrangers, or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents, (iv) the arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the arrangers, or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency, or fiduciary relationship, and (v) the Administrative Agent, the arrangers, and the Lenders have not provided and will not provide any legal, accounting, regulatory, or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver, or other modification hereof or of any other Credit Document) and the Credit Parties have consulted their own legal, accounting, regulatory, and tax advisors to the extent they have deemed appropriate.

(b)              Each Credit Party acknowledges and agrees that each Lender, the arrangers, and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof, or any other Person that may do business with or own securities of any of the foregoing, all as if such Lender, arranger, or Affiliate thereof were not a Lender or arranger or an Affiliate thereof (or an agent or any other Person with any similar role under any Credit Document) and without any duty to account therefor to any other Lender, the arrangers, the Borrower, or any Affiliate of the foregoing.  Each Lender, the arrangers, and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the credit facility established hereby, or otherwise without having to account for the same to any other Lender, the arrangers, the Borrower, or any Affiliate of the foregoing.

Section 9.18              Integration. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS AGREEMENT AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

IN EXECUTING THIS AGREEMENT, EACH CREDIT PARTY HERETO HEREBY WARRANTS AND REPRESENTS IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION OTHER THAN THOSE IN THIS AGREEMENT AND IS RELYING UPON ITS OWN JUDGMENT AND ADVICE OF ITS ATTORNEYS.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of this page intentionally left blank. Signature pages follow.]

EXECUTED as of the date first above written.

BORROWER:	HELMERICH & PAYNE, INC.

	By:	/s/ Mark W. Smith
	Name:	Mark W. Smith
	Title:	Senior Vice President and Chief Financial Officer

Signature page to Credit Agreement

(Helmerich & Payne, Inc.)

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:	/s/ Katie Bodack
Name:	Katie Bodack
Title:	Authorized Signatory

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Katie Bodack
Name:	Katie Bodack
Title:	Authorized Signatory

Signature page to Term Loan Agreement
(Helmerich & Payne, Inc.)

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michael Janak
Name:	Michael Janak
Title:	Managing Director

Signature page to Term Loan Agreement

(Helmerich & Payne, Inc.)

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Alkesh Nanavaty
Name:	Alkesh Nanavaty
Title:	Executive Director

Signature page to Term Loan Agreement

(Helmerich & Payne, Inc.)

Arab Banking Corporation B.S.C., New York Branch, as a Lender

By:	/s/ Harry Cosgrave
Name:	Harry Cosgrave
Title:	Senior Relationship Manager

By:	/s/ David Giacalone
Name:	David Giacalone
Title:	Chief Risk Officer, New York

Signature page to Term Loan Agreement

(Helmerich & Payne, Inc.)

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Charles Johnston
Name:	Charles Johnston
Title:	Authorized Signatory

Signature page to Term Loan Agreement

(Helmerich & Payne, Inc.)

HSBC BANK USA, National Association, as a Lender

By:	/s/ Alberto Caudillo
Name:	Alberto Caudillo
Title:	Sr. Relationship Manager

Signature page to Term Loan Agreement

(Helmerich & Payne, Inc.)

RIYAD BANK HOUSTON AGENCY, as a Lender

By:	/s/ Chris Chambers
Name:	Chris Chambers
Title:	General Manager

By:	/s/ Roxanne Crawford
Name:	Roxanne Crawford
Title:	VP Administrative Officer

Signature page to Term Loan Agreement

(Helmerich & Payne, Inc.)

ARVEST BANK, as a Lender

By:	/s/ Andrew Coffey
Name:	Andrew Coffey
Title:	Senior Vice President

Signature page to Term Loan Agreement

(Helmerich & Payne, Inc.)

BOKF, NA dba Bank of Oklahoma, as a Lender

By:	/s/ Timberly Harding
Name:	Timberly Harding
Title:	Senior Vice President

Signature page to Term Loan Agreement

(Helmerich & Payne, Inc.)

SCHEDULE I

Pricing Schedule

The Applicable Margin with respect to Ticking Fees and Loans shall be based on the Borrower’s debt rating for senior unsecured debt as determined by Moody’s and S&P (the “Rating”); provided that (a) if there is a one level difference between the Ratings, then the level corresponding to the higher Rating shall be used, (b) if there is a greater than one level difference between the Ratings, then the level immediately below the higher Rating shall be used, (c) if there is only one Rating, then such Rating shall be applicable, (d) if the Borrower has no Rating but a Guarantor has one or more Ratings for senior unsecured debt and such Guarantor has not been released of its obligations under any Guaranty, then “Rating” shall be based on such Guarantor’s Rating, (e) if neither Moody’s nor S&P shall have in effect a Rating (other than by reason of the circumstances referred to in clause (f) of this paragraph), then the level shall be deemed to be Level V, and (f) if the rating system of Moody’s or S&P shall change, or if both such rating agencies shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this Schedule I to reflect such changed rating system or the unavailability of ratings from such rating agencies and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the Rating most recently in effect prior to such change or cessation. For the avoidance of doubt, the Rating for Level I shall be the highest and the Rating for Level V shall be the lowest.

Applicable Margin	Rating (Moody’s / S&P)	SOFR Margin	Base Rate Margin	Applicable Ticking Fee Rate
Level I	> A/A2	1.000%	0.000%	0.100%
Level II	A-/A3	1.125%	0.125%	0.125%
Level III	BBB+/Baa1	1.250%	0.250%	0.150%
Level IV	BBB/Baa2	1.375%	0.375%	0.175%
Level V	< BBB-/Baa3	1.625%	0.625%	0.250%

Schedule I

SCHEDULE II

Commitments

Lenders	Commitment
Morgan Stanley Bank, N.A.	$70,000,000.00
Wells Fargo Bank, National Association	$70,000,000.00
Sumitomo Mitsui Banking Corporation	$65,000,000.00
Arab Banking Corporation B.S.C, New York Branch	$50,000,000.00
Goldman Sachs Bank USA	$42,500,000.00
HSBC Bank USA, N.A.	$42,500,000.00
Riyad Bank Houston Agency	$30,000,000.00
Arvest Bank	$20,000,000.00
BOKF, NA	$10,000,000.00
TOTAL:	$400,000,000.00